Exhibit 10.1

WARNING: IT IS RECOMMENDED THAT THE WITHIN SHOULD NOT BE
COMPLETED WITHOUT PRIOR LEGAL ADVICE

Law Society of Ireland

GENERAL CONDITIONS OF SALE

2019 EDITION

PARTICULARS

and

CONDITIONS OF SALE

of

Building 2, Block K, Shannon Free Zone, Shannon, County Clare

Vendor:	Shannon Commercial Enterprises DAC trading as Shannon Commercial Properties

Vendor’s Solicitor:	HOLMES O’MALLEY SEXTON SOLICITORS
Address:	Bishopsgate, Henry Street, Limerick
Reference:	SE/MD/SDE2/69

Law Society General Conditions of Sale

2019 Edition

© Law Society of Ireland

MEMORANDUM OF AGREEMENT made this 4th day of August 2020

BETWEEN

SHANNON COMMERCIAL ENTERPRISES DAC TRADING AS SHANNON
COMMERCIAL PROPERTIES having its registered office at Shannon Airport, Shannon, Co. Clare

VAT Number.	(“VENDOR”)

AND

MEIRAGTX IRELAND DESIGNATED ACTIVITY COMPANY having its registered office at 25-28 North Wall Quay, Dublin 1 D01 H104

VAT No.	(“PURCHASER”)

whereby it is agreed that the Vendor shall sell and the Purchaser shall purchase in accordance with the annexed Special and General Conditions of Sale the Subject Property described in the within Particulars at the Purchase Price mentioned below.

Purchase Price	€11,000,000.00	Closing Date: See special conditions

Less Deposit	€ 2,200,000.00
Balance	€ 8,800,000.00	Interest Rate: 8 per cent per annum

SIGNED:	/s/ Mary Considine	SIGNED:	/s/ Robert Wollin

	(Vendor)		(Purchaser)

Witness:	Rachael Leahy	Witness:	Marylin G. Mathis

Occupation:	Company Solicitor	Occupation:	Docent

Address:	Shannon	Address:	Bethesda, Maryland USA

County Clare

As Stakeholder I/We acknowledge receipt of Bank Draft/Cheque for €          in respect of deposit

SIGNED:  _________________________________________________________________

PARTICULARS AND TENURE

ALL THAT AND THOSE the land hereditaments and premises as shown outlined for identification purposes only in red on the map attached hereto being part of the property comprising and HELD by the Vendor pursuant to a lease dated 14 May 1964 between (1) The Minister for Transport and Power and (2) Shannon Free Airport Development Company Limited (the “Lease”) as varied by deed of variation dated 16 April 2012 between (1) Shannon Free Airport Development Company Limited and (2) The Minister for Tourism, Transport and Sport (the “Deed of Variation”) for the residue of the term expiring on 5 September 2211 and subject to the covenants and conditions contained in the Lease as varied by the Deed of Variation subject to and with the benefit of the SWA1 form entered into by the Vendor in favour of the Electricity Supply Board as set out at document number 53 of the Documents Schedule (the “Subject Property”).

DOCUMENTS SCHEDULE

Title

1.	Copy Lease dated 14 May 1964 between (1) The Minister for Transport and Power and (2) Shannon Free Airport Development Company Limited.
2.	Certified copy Deed of Variation dated 16 April 2012 between (1) Shannon Free Airport Development Company Limited and (2) The Minister for Tourism, Transport and Sport.
3.	Certified copy Deed of Variation dated 2 March 2017 between (1) Shannon Commercial Enterprises Limited and (2) The Minister for Transport, Tourism and Sport.
4.	Map showing Shannon Free Zone as per various head leases (strictly for illustration purposes only.
5.	Original Indemnity from the Vendor to the Purchaser in agreed form dated on the Closing Date.
6.	Agreed form Title Indemnity Bond from Titlesolv title insurers (the Title Indemnity Bond).
7.	Certified copies of extracts of folio CE15167 comprising part of the Estate in which the Subject Property is located.

Construction documentation

8.	Certified Copy (redacted) construction contract between (1) the Vendor and (2) Conack Construction Limited (the Contractor) dated 18 September 2019.
9.	Certified Copy signed schedule of tender and contract documents dated 18 September 2019.
10.

Certified Copy (redacted) Standard Conditions of Engagement for Consultancy Services (Technical) between (1) the Vendor and (2) O'Neill O'Malley Limited (the Consultant) in respect of Lead Architect & Design Team dated 2 August 2018.

11.	Certified Copy (redacted) Standard Conditions of Engagement for Consultancy Services (Technical) between (1) the Vendor and (2) the Consultant in respect of LEED dated 25 October 2018.
12.	Copy (redacted) Sub-Consultant Agreement between (1) the Consultant and (2) Don O'Malley & Partners Limited in respect of Mechanical & Electrical Design Works dated 20 May 2020.
13.	Copy (redacted) Sub-Consultant Agreement between (1) the Consultant and (2) Patrick J. Tobin and Company Limited T/A

Tobin Consulting Engineers in respect of Civil & Structural Design Works dated 20 May 2020.

14.	Copy (redacted) Sub-Consultant Agreement between (1) the Consultant and (2) CuddyQS in respect of Quantity Surveying Works dated 20 May 2020.
15.	Copy (redacted) Sub-Consultant Agreement between (1) the Consultant and (2) Environmental Qudra Limited T/A Meehan Green in respect of LEED Works dated 20 May 2020.
16.	Copy (redacted) Sub-Contract between (1) the Contractor and (2) Tarranto Limited in respect of Piling Works dated 30 August 2020.
17.	Copy (redacted) Sub-Contract between (1) the Contractor and (2) Rollecate Facades Ireland Limited in respect of Curtain Walling Works 21 November 2019.
18.	Copy (redacted) Sub-Contract between (1) the Contractor and (2) CTS Group Limited in respect of Mechanical Works dated 14 February 2020.
19.	Copy (redacted) Sub-Contract between (1) the Contractor and (2) Brian Healy Electrical Limited in respect of Electrical Works dated 14 February 2020.
20.	Copy (redacted) Sub-Contract between (1) the Contractor and (2) Leonard Engineering (Ballybay) Limited in respect of Structural Steel Works dated 30 August 2019.
21.	Copy (redacted) Sub-Contract between (1) the Contractor and (2) Brady Construction & Engineering Limited in respect of Structural Steel Works dated 30 August 2019.
22.	Copy (redacted) Sub-Contract between (1) the Contractor and (2) ACB Group Limited in respect of External Wall and Roof Cladding Works dated 27 January 2020.
23.	Copy (redacted) Sub-Contract between (1) the Contractor and (2) Select Roofing Limited in respect of External Wall and Roof Cladding Works dated 20 January 2020.
24.	Copies of the Contractor insurance policies required under the building contract (to include All Risks, Public Liability, Employer Liability and Professional Indemnity insurance, as applicable).
25.	Evidence of Professional Indemnity insurance for each Consultant, Sub-Consultant and Sub-Contractor.

Planning

26.	Copy notification of decision to grant permission register reference P18/912.
27.	Copy final grant of planning permission register reference P18/912.
28.	Copy letter from Clare County Council dated 17 June 2019 in respect of conditions 2(a), (b), (c), (d), (e) and (f) and in relation to proposed amendments.
29.	Copy letter dated 7 August 2019 from Clare County Council in respect of condition 4 of planning permission register reference P18/912.
30.	Copy Fire Safety Certificate reference FA2018/090.
31.	Copy Fire Safety Certificate reference FA2018/091.
32.	Copy Disability access certificate register reference DAC2018065.
33.	Copy Disability access certificate register reference DAC2018066.
34.	Copy commencement notice reference 8432206 in respect of building 2.
35.	Copy notification of entry onto BCMS register for building 2.
36.	Copy commencement notice reference 8432207 in respect of building 3.
37.	Copy notification of entry onto BCMS register for building 3.

Constitutional documents

38.	Copy certificate of incorporation on change of name from Shannon Free Airport Development Company Limited to Shannon Commercial Enterprises Limited.
39.	Copy certificate of incorporation on conversion to a designated activity company of the Vendor.
40.	Copy constitution of the Vendor.

Miscellaneous

41.	Replies to general and specific Pre-Contract Enquiries and Objections and Requisitions on Title.
42.	Land Registry approved map of Subject Property.
43.	Agreed form Sale Lease between Vendor and Purchaser.

44.	Original replies to Pre-Contract VAT Enquiries.
45.	Original Declaration of Identity in agreed form with approved plans attached and evidence of PI cover.
46.	Original letter from Clare County Council dated 3 July 2020 confirming the roads abutting the Estate are in charge.
47.	Statutory Declaration from the Vendor regarding the whereabouts of the original title documents in agreed form.
48.	Service charge budgets/information.
49.	Family Law Declaration of the Vendor in agreed form dated on the Closing Date.
50.	Agreed form Letter of Reliance from Priority Geotechnical Limited to the Purchaser in respect of the Ground Investigation Report to be entered into on or before the Closing Date.
51.	Copies of any other documents uploaded to the Data Site not already referred to in this Document Schedule.
52.	USB key containing contents of the Data Site as at the Date of Sale, a printed copy of the index to which is contained in Appendix 1.
53.	Copy SWA1 form duly executed by the Vendor.

SEARCHES SCHEDULE

None such.

SPECIAL CONDITIONS

1.

Save where the context otherwise requires or implies or the text hereof expresses to the contrary, the definitions and provisions as to interpretation set forth in the within General Conditions shall be applied for the purposes of these Special Conditions.

2.	The said General Conditions shall:
(a)	apply to the sale in so far as the same are not hereby altered or varied, and these Special Conditions shall prevail in case of any conflict between them and the General Conditions

(b)	be read and construed without regard to any amendment therein, unless such amendment shall be referred to specifically in these Special Conditions.

3.VAT

3.1 In this Special Condition:

“VAT” means Value Added Tax; and

“VAT Act” means Value-Added Tax Consolidation Act 2010 and related VAT regulations.

3.2. In addition to the Purchase Price, the Purchaser shall pay to the Vendor the amount of any VAT as shall be exigible in relation to the Sale, same to be calculated in accordance with the provisions of the VAT Act and the Purchaser shall pay this amount to the Vendor on the later of the completion of the Sale or when an invoice is required to be issued by the Vendor in accordance with the provisions of the VAT Act on delivery of such invoice to the Purchaser.

3.3 VAT Information Warranties and Confirmations

Unless previously supplied at or prior to the signing hereof, the Vendor shall supply to the Purchaser:

a)	answers to any pre-contract VAT enquiries raised by the Purchaser; and

b)

such other information in relation to the VAT history of the Subject Property as the Purchaser, acting reasonably, shall in writing require in order to comply with the Purchaser’s obligations in respect of the Subject Property under the VAT Act.

The Vendor warrants that all such information and records and, if relevant, any such statement are materially correct and up to date at the date of furnishing thereof and will remain correct and up-to-date on completion.

The obligations imposed on the Parties under this Agreement shall be in addition to the obligations imposed in relation to the Sale by the VAT Act.

In line with Revenue confirmation on the application of Paragraph 7 (2) Schedule 2 of VATCA 2010, the Purchaser hereby warrants that it will trade from the Subject Property and that it intends to be engaged in activities which are fully subject to VAT and that it will be registered for VAT at the time of completion. The Purchaser further undertakes that it will provide details of its VAT registration number to the Vendor prior to completion.

4.	TITLE

4.1

The title to the Subject Property shall consist and comprise of a Lease dated 14 May 1964 between (1) The Minister for Transport and Power and (2) Shannon Free Airport Development Company Limited (the “Lease”) together with Deed of Variation dated 16 April 2012 between (1) Shannon Free Airport Development Company Limited and (2) The Minister for Tourism, Transport and Sport (the “Deed of Variation”).  A copy of the Lease only is held and an original shall not be required or handed over provided that the Vendor produces the statutory declaration in approved form referred to at No. 34 of the Documents Schedule and the Title Indemnity Bond on the Closing Date at the sole cost of the Vendor PROVIDED ALWAYS it is agreed that the Vendor shall be discharge a premium not exceeding the sum of €23,651.25 in respect of the Title Indemnity Bond.  If the cost of the premium for the Title Indemnity Bond exceeds this sum, then the obligation to deliver the Title Indemnity Bond shall be strictly subject to the Purchaser discharging the balance of any premium payable.

4.2

A certified copy of the Deed of Variation only shall be furnished.  A copy of the deed of variation dated 2 March 2017 between (1) Shannon Commercial Enterprises Limited and (2) The Minister for Transport, Tourism and Sport is furnished for information purposes only and the Vendor confirms that this deed does not affect the Subject Property and the Vendor hereby confirms that it has not entered into any other agreements or arrangements in relation to the Subject Property which are not disclosed in the Document Schedule. The map set out at document number 4 of the Documents Schedule which outlines the various properties held in the Shannon Free Zone pursuant to the various head leases is furnished strictly for illustrative and information purposes only.  No further documentation, save as agreed pursuant to this Contract, shall be sought or requested and no further objection, requisition or enquiry shall be made.

4.3

The deed of assurance in favour of the Purchaser shall be in the form set out at No.30 of the Documents Schedule and shall be duly executed by the Vendor. The Purchaser accepts that no consent from the relevant Minister pursuant to the Lease shall be sought and/or furnished. The Vendor shall furnish the form of indemnity as set out at document number 5 of the Documents Schedule.

4.4	The Vendor shall provide the following to the Purchaser/the Purchaser's Solicitor on the Closing Date in respect of Property Registration Authority queries:

4.4.1	an undertaking from the Vendor in agreed form; and

4.4.2	an undertaking from Holmes O'Malley Sexton in agreed form.

5.CLOSING BALANCE

The balance Purchase Price payable herein shall be transferred electronically to the Vendor’s Solicitor to such Holmes O'Malley Sexton account as the Vendor’s Solicitor may notify in writing to the Purchaser’s Solicitor 5 (five) Working Days prior to the Closing Date subject to the Vendor's Solicitor firstly providing an undertaking to the Purchaser’s Solicitor confirming that the funds shall be held strictly on trust and to the order of the Purchaser's Solicitor until such time as both the Purchaser’s Solicitor and the Vendor's Solicitor have confirmed that the Sale has closed pursuant to this contract.

6.PLANNING/BUILDING BYE-LAWS/BUILDING CONTROL

General Condition 32 - Development

6.1

General Condition 32 is hereby deleted in its entirety and the Vendor gives no warranty or representation whatsoever in regard to the compliance or otherwise of the Subject Property with Local Government (Planning and Development) Acts 1963 to 1999, the Planning and Development Acts 2000 to 2015, the Building Control Acts 1990 and 2007 and the Building Control Regulations 1991, the Local Government (Sanitary Services) Acts 1878 to 1964, the Safety Health and Welfare at Work Act 2005, the Fire Services Act 1981, the Local Government (Multi Storey Buildings) Act 1988 and any amendment or re-enactment thereof and all regulations made thereunder (the “Planning Acts”).  The Purchaser shall satisfy itself fully prior to the signing of this Contract in relation to all matters connected with the Planning Acts affecting the Subject Property.  The Purchaser is furnished with the copy planning documentation (if any) as set out in the Documents Schedule on a without prejudice basis and no further documentation is available or will be furnished by the Vendor to the Purchaser on completion in this regard. No further objection, requisition or enquiry will be raised in relation to this matter.

6.2

Notwithstanding the terms of 6.1 neither the Vendor or any agents of the Vendor are aware of any current correspondence or any demand or notice alleging or relating to unauthorised development or use in respect of the Subject Property or any breach of the terms of the Lease or any breach of the Planning Acts. The Vendor confirms that it has no actual knowledge of any substantial non-compliance of the Subject Property with Planning Acts.

6.3

The Vendor further acknowledges and agrees that it is responsible for the cost of discharging any financial contributions development levies and / or bonds in the planning permissions affecting the Subject Property provided such permissions have been acted upon by, or otherwise due and owing to the Planning Authority by the Vendor.

7.IDENTITY

It is a matter for the Purchaser to satisfy himself as to the identity of the Subject Property and no objection, requisition or enquiry shall be raised in relation thereto. General Condition 11 shall not apply to this sale.  The Purchaser shall accept such evidence of identity as may be gathered from the description in the copy documents specified in the Documents Schedule.  The Vendor shall not be required to define boundaries, fences, ditches, hedges or walls or to specify what boundaries (if any) are of a party nature or separately identify parts of the Subject Property held under different titles.  No further objection, requisition or enquiry shall be raised or made by the Purchaser in this regard provided the Vendor procures for the benefit of the Purchaser the Declaration of Identity in the form set out at No. 31 of the Documents Schedule which the Purchaser shall be entitled to rely on.

8.NOT BINDING

No contract shall be deemed to be in existence until same has been signed by the Vendor and the Purchaser.

9.NON ASSIGNMENT

The Purchaser shall not assign, sub-sell, novate or otherwise dispose of its interest under this Contract, and the Vendor shall only be obliged to deliver a Deed of Assurance of the Subject Property to the Purchaser named in the Memorandum of Agreement or to any nominated Group Company of the Purchaser as may be nominated the Purchaser in its absolute discretion.

Group Company means any Group Company which is a subsidiary or holding company of the Purchaser for the purposes of Section 7 and Section 8 of the Companies Act 2014 or which is a related company of the Purchaser within the meaning of Section 2 (10) and 2 (11) of the Companies Act.

10.ROADS AND SERVICES

10.1

It shall be matter for the Purchaser to satisfy himself as to the position in relation to roads abutting and/or leading to the Subject Property and services servicing the Subject Property, including whether these roads and services are in charge of the relevant local authority and no objection, requisition or enquiry shall be raised in relation to the foregoing. Save as set out in the Documents Schedule, no documentation by way of certification of the foregoing position or otherwise shall be furnished. The Vendor hereby confirms that all services known to it have been disclosed to the Purchaser to the best of its knowledge and the Vendor shall furnish a letter from the local authority on the Closing Date to confirm that the services abutting the estate within which the Subject Property is located are in charge of the authority.

10.2

The Vendor shall discharge any services charges, rates and all other outgoings applicable to the Subject Property in respect of the period prior to the Closing Date and hereby indemnifies and shall keep the Purchaser indemnified in respect of any such charges which are applicable to the period up to the Closing Date.

11.EASEMENTS

11.1

The Purchaser shall be deemed to purchase the Subject Property subject to and/or with the benefit of all and any rights of way, water, lights, pipes, conduits, drainage and other easements, rights, reservations, exceptions, privileges, covenants, restrictions and/or liabilities affecting or that may affect the Subject Property or any part thereof or benefiting or that may benefit the Subject Property or any part thereof and the Vendor shall not be required to identify the nature or location(s) of any such easements, rights, reservations, exceptions, privileges, covenants, restrictions and/or liabilities the Subject Property is or may be affected by (if any) or which the Subject Property has or may have the benefit of (if any) or any claims or rights asserted by any party in respect of any such easements, rights, reservations, exceptions, privileges, covenants, restrictions and/or liabilities and/or in relation to the identity of any persons claiming such easements, rights, reservations, exceptions, privileges, covenants, restrictions and/or liabilities (if any) and/or the identity of any persons granting such easements, rights and/or privileges (if any) and no objection, requisition or enquiry shall be raised in relation thereto.

11.2

Notwithstanding the provisions of Special Condition 11.1 the Vendor is not aware of the Subject Property being subject to any easements rights privileges or encumbrances of any kind other than as disclosed in correspondence or replies to Requisitions on Title (whether registerable or not) and the Vendor is not aware of any disputes or claims affecting the Subject Property.

11.3

It shall be a matter for the Purchaser to satisfy itself that the Subject Property has the benefit of all easements, rights and privileges required for the full occupation, use and enjoyment of the Subject Property.

12.	CONDITION

Strictly without prejudice to the provisions of this Contract including inter alia special conditions 16 and 17 and the development obligations on the part of the Vendor under this Contract, the Subject Property is sold “as is” and no warranty and/or representation is given as to suitability of the Subject Property for any development, purpose and/ or use and the Purchaser shall be deemed to purchase the Subject Property with full notice of the actual state and condition of the Subject Property in all respects whether as to the quantity, quality, state of repair, means of approach, access to light and access to, location and suitability of all and any services to the Subject Property,  including but without limitation, drainage, foul sewer, water mains and all utilities and rights of adjoining owners and occupiers as to boundary walls and fences or otherwise howsoever arising and shall take the Subject Property as it is in all respects.

13. ENVIRONMENT

13.1

For the purposes of this Special Condition 13, “Environmental Laws” means all and any laws (whether criminal, civil or administrative) including, but without limitation, common law, statutes, regulations, rules, statutory instruments, directives, bye-laws, orders, codes, decisions, injunctions, rulings and/or judgments having the force of law in Ireland concerning matters arising out of, relating to or resulting from pollution, contamination, protection of the environment and/or human, health, safety and/or welfare, use of noxious or deleterious materials, contaminants or pollutants or the manufacture, formulation, processing, treatment, storage, containment, labelling, handling, transportation, distribution, recycling, re-use, release, disposal, removal, remediation, abatement or clean-up of any contaminant and all and any regulations, bye-laws, orders, codes and notices made or served thereunder or pursuant thereto and/or regulating the use thereof.

13.2

For the avoidance of all and any doubt, no warranty and/or representation is made by the Vendor that the Subject Property or any trade, business or activity carried out thereon or any other use thereof now or at any time in the past complies with or complied with any and all Environmental Laws and it shall be a matter for and the responsibility of the Purchaser to satisfy itself in relation to, carry out its own investigations and/or make any enquiries it deems necessary in relation such matters and all other elements of Environmental Laws and matters arising therefrom, including, but without limitation, in so far as they relate to and/or affect the Subject Property and/or any trade, business or activity carried out thereon or to be carried out thereon or any past, present or future use of the Subject Property and any other environmental matters and no objection, requisition or enquiry shall be raised in relation thereto.

13.3

Without prejudice to the foregoing the Vendor confirms that to the best of its knowledge information and belief it is not aware of (a) any notices referred to in Requisition 31 of the Law Society Objections and Requisitions on Title (2019 Edition) having been served on it in connection with the Subject Property or (b) any breach of Environmental Laws which affect the Subject Property since the Vendor acquired an interest in it and further that it has received no notices from any party alleging a breach of Environmental Laws.

13.4

It is acknowledged that the Purchaser has been afforded by the Vendor full and adequate opportunity prior to the execution of this Agreement to carry out such surveys and due diligence as are considered appropriate or necessary.

13.5

On the Closing Date the Vendor shall furnish to the Purchaser a letter of reliance in respect of the ground investigation report as prepared by Priority Geotechnical Limited in the form set out at document number 50 of the Documents Schedule.

14.       REPLIES TO OBJECTIONS AND REQUISITIONS ON TITLE

The Purchaser is furnished with replies to Objections and Requisitions on Title together with written replies furnished to the Purchasers solicitors in replies to both the general and specific Pre-Contract Enquiries as set out in the Documents Schedule which shall collectively be deemed to constitute the Purchasers Requisitions on Title and VAT and the Vendors replies for the purposes of the General Conditions in relation to the Subject Property. The said replies are deemed to be subject to the terms of this Contract whether or not so stated. The Purchaser shall raise no further or other objections or requisitions on title or any other enquiries in relation to the Subject Property and shall be deemed to be satisfied with the Replies to the Objections and Requisitions on Title as set out therein subject to:

13.1.1.the satisfactory explanation of all completion searched raised by the Purchaser's Solicitor;

13.1.2.the Vendor complying with its obligations under this Contract and the replies; and

13.1.3.confirmation from the Vendor that the replies remain accurate as at the Closing Date.

15.	GENERAL CONDITIONS 13 AND 14 – CONDITION OF SUBJECT PROPERTY

Strictly without prejudice to the provisions of this Contract, the Purchaser shall satisfy itself in relation to any easements, rights or privileges or liabilities affecting the Subject Property or likely to affect same.  General Condition 13 shall not apply to the sale and General Condition 14 shall be read as if the words “subject to condition 13” had been deleted therefrom.  No objection, requisition or enquiry shall be raised or made by the Purchaser in this regard.

16.	PRACTICAL COMPLETION AND CLOSING DATE

In these special conditions 16 and 17, the following words shall have the following meaning:-

“Building Contract” means an agreement between the Vendor and the Contractor dated 18 September 2019 in relation to the Vendor’s Works;

“Building Regulations” means Building Regulations 1997-2017 and any amendments thereto;

“Certificate of Practical Completion of the Vendor’s Works” means a certificate issued by the Vendor’s Architect in accordance with the terms of the Building Contract and this Contract that the Vendor’s Works are completed;

“Closing Date” means the date which is seven (7) days after the Vendor's Works Completion Date;

"Collateral Warranties" means the collateral warranties at special condition 17.8.11 (to include any additional collateral warranties required by this Contract) to be executed and delivered by the Contractor, the Consultant, the Sub-Consultants and the Sub-Contractors in favour of the Purchaser;

"Consultant" means O'Neill O'Malley Limited or such other consultant appointed by the Vendor to carry out the services of architect, civil & structural engineer and mechanical & electrical engineer or any other person designated as such by the Vendor;

“Contractor” means Conack Construction Limited of Unit 2, Crossagalla Enterprise Centre, Ballysimon Road, Limerick V94 TR62 or such other contractor as the Vendor may appoint from time to time, in accordance with this Contract, in connection with the Vendor’s Works;

“Defects Liability Period” means the period of 18 months from the date of Practical Completion under the Building Contract;

"Development Document" means the Building Contract, the Professional Appointment, each Sub-Consultant Agreement, each Sub-Contract and each Collateral

Warranty, and any replacement of the foregoing from time to, and any other document designated as such by the Vendor;

"Development Party" means each Contractor, Consultant, each Sub-Consultant and each Sub-Contractor and any replacement or substitution of any of the foregoing from time-to-time, and any other person designated as such by the Vendor;

“Disability Access Certificate” means the disability access certificate(s) as set out in the Documents Schedule obtained by the Vendor in connection with the Vendor’s Works and any additional disability access certificate(s) to be obtained in connection with the Vendor's Works;

“Fire Safety Certificate” means the fire safety certificate(s) as set out in the Documents Schedule obtained by the Vendor in connection with the Vendor’s Works and any additional fire safety certificate(s) to be obtained in connection with the Vendor's Works;

“Independent Architect” means Hassett Leyden Flynn Architects, 4 Bindon Street, Ennis, Co Clare or such suitably qualified and experienced architect (who shall have at least ten (10) years standing as an architect in Ireland) as may be appointed by the parties hereto or at the request of either party by the President (or the next senior available officer) of the Royal Institute Architects of Ireland;

"Long Stop Date" means 17 August 2021;

“Opinion on Compliance” means a certificate or opinion from the Vendor’s Architect in the usual RIAI or Law Society recommended form as of the date it is given confirming substantial compliance with the Planning Permission and Building Regulations as applicable;

“Planning Permission” means the final grant of planning permission register reference P18/912 applicable to the Subject Property to be referenced in the Opinion on Compliance;

"Practical Completion" means the Vendor’s Works have been carried out and completed in accordance with this Contract, save for any Snagging Items;

"Professional Appointment" means the standard conditions of engagement for consultancy services between the Vendor and the Consultant dated 2 August 2018;

“Purchaser’s Architect” means Todd Architects Ltd (company registration number NI021213) having its registered office address at 2nd Floor, Titanic House, 6 Queens Road, Belfast, Co. Down, BT3 9DT or such other architect as may be appointed by the Purchaser;

“Requisite Consents” means the Planning Permission, the Fire Safety Certificate, the Disability Access Certificate and any other permissions, consents, approvals, certificates, permits or licences required for or in connection with the carrying out and completion of the Vendor's Works;

“Snagging Items” means items of work or supply then outstanding which are of a trivial nature only and are such that their completion or rectification does not interfere with or interrupt the use of the Vendor's Works for their intended purpose;

"Sub-Consultant(s)" means Don O'Malley & Partners Limited and Patrick J. Tobin and Company Limited T/A Tobin Consulting Engineers or such other sub-consultants to be appointed by the Consultant to carry out the mechanical & electrical and civil & structural design works or any other person designate as such by the Vendor;

"Sub-Consultant Agreements" means the sub-consultant agreements to be entered into between the Consultant and each Sub-Consultant;

"Sub-Contracts" means the sub-contracts to be entered into between the Contractor and each Sub-Contractor;

"Sub-Contractor(s)" means the sub-contractors as set out at document numbers 16 to 23 of the Document Schedule;

"Target Completion Date" means 21 August 2020, such date being subject to any extensions granted to the Contractor in accordance with the Building Contract which for the avoidance of doubt shall include the following:

(i)

any extensions granted to the Contractor under the Building Contract due to any legislative enactment, rule or order or the exercise by the Government (or any Government agency to include the Health & Safety Executive) of powers vested in it after the date of this Contract in response to any further or new outbreak(s) of COVID-19 in the Republic of Ireland and which directly results in the closure of non-essential construction sites in the Republic of Ireland;

(ii)

where the Contractor deems it appropriate for the health and safety of employees working on Subject Property to close or restrict access to the Subject Property due to an employee of the Contractor, any sub-contractor or any other servant, agent on site with the consent and permission of the Contractor having tested positive for the COVID-19 virus, subject always to a maximum of 14 days being granted for each site closure, PROVIDED THAT the Contractor has used all reasonable endeavours to mitigate the risk of such site closure, and implemented such policies and procedures that an experienced contractor ought to reasonably take at all times to protect the health and safety of employees working on site and to prevent the spread of COVID-19, to include, among other things, social distancing, mask-wearing and providing hand sanitising stations on site, , but shall not include any extensions granted to the Contractor under clauses 30(b), 30(f), 30(i) or 30(j) of the Building Contract.

“Vendor’s Architect” means O’Neill O’Malley Architects (company registration number 386925) having its registered office at Block 2/3 Galway Technology Park, Parkmore, Galway or such other architect nominated by the Vendor from time to time in connection with the Vendor’s Works;

“Vendor’s Works” means all works to design, construct and complete the Subject Property as described in and in accordance with the Vendor's Works Plans;

“Vendor’s Works Completion Date” bears the meaning given in special condition 17.3.9;

“Vendor’s Works Plans” means the plans, drawings, specifications, engineering calculations and other data relating to the Vendor’s Works which as at the date of this Contract comprise the list set out at Appendix 2 hereto as are contained in the USB key appended hereto  including, as they are from time to time made, any variations from alterations and additions to and revisions of the plans as permitted in accordance with this Contract;

“Working Day” means any day from Monday to Friday (inclusive), which is not Christmas Day, Good Friday or a statutory bank holiday.

17.1THE VENDOR’S WORKS

17.1.1

In carrying out the Vendor's Works, the Vendor shall keep the Purchaser regularly (including upon reasonable request) informed of the progress of the Vendor's Works and any material delays, or circumstances likely to lead to delays, affecting the Vendor's Works.

17.1.2	The Vendor will use all reasonable endeavours to procure that the Vendor's Works are designed, carried out and completed:

17.1.2.1	in a good and workmanlike manner;

17.1.2.2

with the reasonable skill, care and diligence to be expected of a qualified and experienced designer and contractor designing and carrying out works similar in scope, size, complexity and character to the Vendor's Works;

17.1.2.3	with good and suitable materials;

17.1.2.4	in accordance with the Building Contract, the Vendor’s Works Plans and Requisite Consents;

17.1.2.5

in compliance with all statutes, statutory orders and regulations made under or deriving validity from them and codes of practice of local authorities and competent authorities, affecting the Vendor’s Works and/or the Subject Property;

17.1.2.6	with all appropriate due diligence and expedience,

but subject to special conditions 17.1.4 and 17.1.5.

17.1.3

On the date of Practical Completion the Vendor will leave the Subject Property in a good and clean condition, clear of all building materials plant and equipment used in or in connection with the Vendor’s Works and temporary structures.

17.1.4

If any of the materials required for the Vendor’s Works are not obtainable within a reasonable time, at a reasonable cost or on reasonable terms, the Vendor may substitute such other materials as are of equivalent or superior standard and which are so obtainable with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

17.1.5	The Vendor shall not make any variations to the Vendor's Works Plans without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

17.1.6

The Vendor shall pay any fees or charges payable under the Requisite Consents including any financial contribution under any Planning Permission. If any financial contribution under any Planning Permission are to be discharged on a date after each Closing Date then the Vendor shall, following written request from the Purchaser, provide evidence that such contribution has been paid.

17.1.7

The Vendor shall not, and shall procure that other parties as applicable do not, vary the terms of any Development Document or replace or substitute any Development Party without the prior written consent of the Purchaser (such consent not being reasonably withheld or delayed).

17.1.8	With respect to any Development Party appointed after the date of this Contract the Vendor shall:

(a)	appoint such Development Party or ensure that such Development Party is appointed (as applicable) on terms notified to the Purchaser; and

(b)

deliver to the Purchaser on the date of such appointment a certified copy of the relevant contract/professional appointment/sub-consultant agreement/sub-contract and a Collateral Warranty in favour of the Purchaser from the party so appointed where such party has design responsibility.

17.1.9

The Vendor shall procure that the Purchaser and any other person authorised by it shall be entitled at all reasonable times, subject to the provision of not less than two (2) Working Days' prior notice, to enter upon the Subject Property during the course of the Vendor's Works in the company of the Vendor and/or the Contractor in order to inspect the progress of the Vendor's Works and ascertain whether the Vendor's Works are being carried out in accordance with this Contract, provided that in exercising such rights the Purchaser and any person authorised by it shall comply with all health and safety requirements of the Contractor.

17.2.	INSURANCE

17.2.1	Up to and including the last day of the Defects Liability Period, the Vendor shall procure the maintenance by the Contractor of the following insurances:
(a)	Construction all risks insurance covering any loss or damage to any part or parts of the Vendor's Works for their full reinstatement value;
(b)	Public liability insurance with a minimum indemnity limit of €6,500,000 for each and every claim;
(c)	Employer's liability insurance with a minimum indemnity limit of €13,000,000 for each and every claim,

and shall procure that the Purchaser is named as co-insured on the insurances referred to in Special Condition 17.2.1(a) and 17.2.1(b) and specifically indemnified under the insurance referred to in Special Condition 17.2.1 (c).

17.2.2	The Vendor shall procure the maintenance by the Contractor of the insurances referred to in this Special Condition with reputable insurers carrying on insurance business in the European Union.
17.2.3	The Vendor shall comply with and shall procure that the Development Parties as applicable comply with the terms and conditions of the insurance policies referred to in this Special Condition.
17.2.4

On the Closing Date the Vendor shall provide the Purchaser with such documentation or information as is reasonably required by the Purchaser to facilitate the Purchaser in effecting its own insurances (including, without limitation, latent defects insurance) as and from the Closing Date subject to such information and documentation being held by the Vendor or within the power of the Vendor to procure PROVIDED the Vendor shall not be obliged to incur any third party costs in this regard.

17.3.	COMPLETION AND ISSUE OF CERTIFICATE OF PRACTICAL COMPLETION

17.3.1

The Vendor shall use all reasonable endeavours to procure the completion of the Vendor’s Works on or before the Target Completion Date.  The Vendor shall give at least ten (10) Working Days’ notice to the Purchaser of the pending issue of the Certificate of Practical Completion of the Vendor’s Works in respect of the Subject Property, so that the Purchaser and its professional advisers may inspect the Subject Property and consider whether Practical Completion has been achieved.  The Vendor shall procure that the Vendor’s Architect attends at the Subject Property for a joint inspection with the Purchaser’s Architect, if required by the Purchaser. The parties shall cooperate in arranging such a joint inspection and must act reasonably and promptly in this regard.

17.3.2

The Vendor’s Architect shall not, under any circumstances, be fettered from issuing the Certificate of Practical Completion of the Vendor’s Works at such time as he thinks fit and notwithstanding any dispute in respect thereof (subject to the Purchaser’s rights pursuant to clause 17.3.6 hereof).

17.3.3

The Vendor’s Architect shall furnish to the Purchaser and the Purchaser’s Architect a copy of the Certificate of Practical Completion of the Vendor’s Works as soon as reasonably practicable and in any event within five (5) Working Days of its issue, together with a current list of any Snagging Items which remain to be completed.

17.3.4

If the Certificate of Practical Completion of the Vendor’s Works is issued with a list of Snagging Items remaining to be completed or remedied, the Vendor shall use all reasonable endeavours to procure that those Snagging Items are completed or remedied (as the case may be) as soon as reasonably practicable, and in any event within twenty (20) Working Days, following the date of issue of the Certificate of Practical Completion of the Vendor’s Works but the existence of any remaining Snagging Items shall not affect the Vendor’s Works Completion Date as determined by clause 17.3.9 of this Agreement.

17.3.5

Without prejudice to the generality of clause 17.3.2 the Purchaser and the Purchaser's Architect may, acting reasonably, make representations to the Vendor’s Architect as to whether any Certificate of Practical Completion in respect of the Subject Property should be issued at a particular time in order for Practical Completion to be achieved, or what qualification should be made to any Certificate of Practical Completion in respect of the Subject Property on its issue.

17.3.6

Without prejudice to the provisions of clause 17.3.2 above, if the Purchaser, acting reasonably, is of the opinion that Practical Completion has not been achieved or any Certificate of Practical Completion in respect of the Subject Property should not have been issued or that any Certificate of Practical Completion in respect of the Subject Property has not been properly qualified:

17.3.6.1	the Vendor’s Architect shall nevertheless be entitled to issue the Certificate of Practical Completion of the Vendors Works.

17.3.6.2

the Purchaser may notify the Vendor within five Working Days of receipt of the Certificate of Practical Completion of the Vendor’s Works giving details of the Purchaser’s objections provided always the Purchaser shall raise no such objection solely by reason of any outstanding Snagging Item (but without prejudice of the Purchaser's right to dispute whether an item of outstanding work is in fact a Snagging Item); and

17.3.6.3	the Vendor and the Purchaser will then endeavour to resolve what if any action should be taken; but

17.3.6.4

if they cannot or do not do so within five Working Days of the notice given under clause 17.3.6.2, the objections not so resolved shall then be referred by either party to the Independent Architect who shall give his decision within ten Working Days of his being requested to act.  The Independent Architect shall be entitled if he or she so desires to require the Vendor’s Architect, the Contractor and the Purchaser’s Architect to attend the Subject Property with him and the Vendor shall use its best endeavours to procure that the Vendor’s Architect so attends together with the Contractor and the Purchaser shall use its best endeavours to procure that the Purchaser’s Architect so attends.

17.3.7

If the Independent Architect decides that Practical Completion has not occurred or that any Certificate of Practical Completion should not issue or if it has issued should not have issued then the Independent Architect shall notify the Purchaser, the Vendor, and the Contractor of the items of work or supply or defects that are required to be undertaken and/or repaired so as to achieve Practical Completion (the "Outstanding Works"), at which time the Vendor shall ensure that the Contractor procures the carrying out, completion and/or repair of the Outstanding Works as expeditiously as practicable after the date of the issuing of the Independent Architect’s notification. A further joint inspection of the Subject Property shall be undertaken and on completion of such Outstanding Works the provisions of clauses 17.3.1 to 17.3.7 (inclusive) shall apply mutatis mutandis save that the reference to ten (10) Working Days in clause 17.3.1 shall be read as five (5) Working Days.

17.3.8

The Independent Architect shall for the purpose of all matters and dispute arising under this Agreement (a) act as an expert and not as an arbitrator and (b) shall act on oral submissions and (if he/she deems appropriate) written submissions to be made by the parties hereto and by their advisers and (c) his/her decision shall be final and binding on the parties and the fees of the Independent Architect shall be borne as he/she directs.

17.3.9	The “Vendor’s Works Completion Date” for the purposes of this Agreement shall be the later of:
(a)

the date of the issue of the Certificate of Practical Completion if there is no objection from the Purchaser in accordance with clause 17.3.6 or if there is such an objection by the Purchaser and the Independent Architect finds that the Certificate of Practical Completion properly issued; or

(b)

if there is an objection by the Purchaser in accordance with clause 17.3.6 and the Independent Architect identifies any Outstanding Works in accordance with clause 17.3.7, the date on which all Outstanding Works have been completed and no further objection is raised by the Purchaser in accordance with clause 17.3.6.

17.4.	DEFECTS

17.4.1 The Vendor shall use all reasonable endeavours to procure that the Contractor complies with its obligations under the Building Contract and shall enforce all provisions available to it to procure the making good by the Contractor as soon as practicable of any defects appearing in the Subject Property within the Defects Liability Period which the Contractor is obliged to make good under the Building Contract.

17.4.2 Without prejudice to clause 17.4.1, if any defect which has arisen during the Defects Liability Period has not been remedied by the Vendor or the Contractor within 30 days of it being notified by the Purchaser to the Vendor, then the Purchaser shall be entitled upon the giving a further notice to the Vendor (a "Defect Rectification Notice") to rectify or procure the rectification of such defect and:

(a)

if the Vendor, acting reasonably, is of the opinion that the defect is not a defect for which the Contractor is responsible in accordance with its obligations pursuant to the Building Contract the Vendor shall issue a notice in writing to that effect to the Purchaser within 3 Working Days after receiving the Defect Rectification Notice. If the Vendor and the Purchaser cannot agree whether the defect is one for which the Contractor is responsible in accordance with its obligations pursuant to the Building

Contract within five (5) Working Days of the Vendor's notice, the matter shall be referred by either party to the Independent Architect who shall give his/her decision within ten (10) Working Days of his/her being requested to act. The Independent Architect shall be entitled if s/he so desires to require the Vendor’s Architect, the Contractor and the Purchaser’s Architect to attend the Subject Property with him/her and the Vendor shall use its best endeavours to procure that the Vendor’s Architect so attends together with the Contractor and the Purchaser shall use its best endeavours to ensure that the Purchaser’s Architect so attends;

(b)

If (i) the Vendor does not issue a notice in respect of the defect in accordance with special condition 17.4.2(a) or (ii) the matter is referred to the Independent Architect in accordance with special condition 17.4.2(a) and the Independent Architect decides that the defect is one which should be the responsibility of the Contractor pursuant to the Building Contract, the Vendor shall reimburse the Purchaser for the vouched cost incurred by the Purchaser of such rectification within thirty (30) days of receipt of a valid VAT invoice.

For the purposes of this special condition 17.4.2, the provisions of special condition 17.3.8 apply.

17.6.	LIQUIDATED AND ASCERTAINED DAMAGES

In the event that Practical Completion is not achieved by 17 November 2020 (such date being subject to any extensions granted to the Contractor in accordance with the Building Contract other than any extensions granted under clauses 30(b), 30(f), 30(i) or 30(j) of the Building Contract), the Vendor shall pay to the Purchaser liquidated and ascertained damages at a rate of €12,400 per calendar week or part thereof for the first 12 weeks of delay up to a maximum amount of €148,800, and thereafter beyond the first 12 weeks of delay the Vendor shall pay to the Purchaser any liquidated and ascertained damages that are payable by the Contractor to the Purchaser in accordance with the Building Contract upon receipt by the Vendor from the Contractor PROVIDED ALWAYS that the Vendor shall enforce its rights under the Building Contract in respect of such liquidated and ascertained damages and shall use all reasonable endeavours to recover from the Contractor such liquidated and ascertained damages that are payable in accordance with the Building Contract, such amounts to be paid by the Vendor (at the Purchaser’s option): (i) to the Purchaser within ten (10) Working Days of written demand by the Purchaser or (ii) by way of reduction in the Purchase Price payable by the Purchaser on the Closing Date under this Contract for Sale. The Vendor agrees that the liquidated and ascertained damages set out in this special condition 17.6 are a genuine pre-estimate of the losses to be suffered by the Purchaser for delays to Practical Completion.

17.7.	LONG STOP DATE

In the event that Practical Completion has not been achieved on or prior to the Long Stop Date then the Purchaser may terminate this contract immediately by serving written notice on the Vendor. The Vendor's solicitors shall within 5 Working Days of such notice having been served on the Vendor return the Deposit (without interest or penalty) to the Purchaser in full and the Purchaser shall have no further obligations to the Vendor under this Contract.

17.8.	DOCUMENTATION ON COMPLETION

On the Closing Date or within the time period as specified below the Vendor shall deliver to the Purchaser the following:-

17.8.1original Certificate of Practical Completion;

17.8.2original Opinion on Compliance with Planning Permission;

17.8.3original Opinion on Compliance with Building Regulations;

17.8.4evidence that the Certificate of Compliance on Completion of the Vendor's Works has been validated and registered on the register maintained under Part IV of the Building Control Regulations 1997 to 2018;

17.8.5BER Certificate for the Subject Property;

17.8.6	an undertaking under seal from the Vendor to provide the LEED Silver Certificate in respect of Building 3 at the Subject Property, within two (2) months of the Closing Date;

17.8.7

electronic copies of the "as constructed" drawings for the Subject Property (to include any services) in the form of a CAD disk with an undertaking under seal to provide the final "as constructed" drawings within 1 (one) month (to the extent same is not available on the Closing Date);

17.8.8

electronic copies of all operation and maintenance manuals for services in relation to the Subject Property, in sufficient form and detail to commence and properly operate the Subject Property with an undertaking under seal to provide the final operation and maintenance manuals for services in relation to the Subject Property within 1 (one) month (to the extent same is not available on the Closing Date);

17.8.9	final commission and testing certificates for those items forming part of the Subject Property;

17.8.10product warranties and guarantees for those items forming part of the Subject Property;

17.8.11	the following original Collateral Warranties duly executed and delivered in favour of the Purchaser:

(a)	Original Contractor Collateral Warranty between (1) the Vendor, (2) the Contractor and (2) the Purchaser;
(b)	Original Consultant Collateral Warranty between (1) the Vendor, (2) the Consultant and (3) the Purchaser;
(c)	Original Sub-Consultant Collateral Warranty between (1) Don O'Malley & Partners Limited and (2) the Purchaser;

(d)	Original Sub-Consultant Collateral Warranty between (1) Patrick J. Tobin and Company Limited T/A Tobin Consulting Engineers and (2) the Purchaser;
(e)	Original Sub-Contractor Collateral Warranty between (1) the Contractor and (2) Tarranto Limited and (3) the Purchaser;
(f)	Original Sub-Contractor Collateral Warranty between (1) the Contractor and (2) Rollecate Facades Ireland Limited and (3) the Purchaser;
(g)	Original Sub-Contractor Collateral Warranty between (1) the Contractor and (2) CTS Group Limited and (3) the Purchaser;
(h)	Original Sub-Contractor Collateral Warranty between (1) the Contractor and (2) Brian Healy Electrical Limited and (3) the Purchaser;
(i)	Original Sub-Contractor Collateral Warranty between (1) the Contractor and (2) Leonard Engineering (Ballybay) Limited and (3) the Purchaser;
(j)	Original Sub-Contractor Collateral Warranty between (1) the Contractor and (2) Brady Construction & Engineering Limited and (3) the Purchaser;
(k)	Original Sub-Contractor Collateral Warranty between (1) the Contractor and (2) ACB Group Limited and (3) the Purchaser;
(l)	Original Sub-Contractor Collateral Warranty between (1) the Contractor and (2) Select Roofing Limited and (3) the Purchaser;
(m)	any additional Collateral Warranties required by this Contract;

17.8.12electronic copy of the Safety File for the Subject Property, in sufficient form and detail to commence and properly operate the Subject Property with an undertaking under seal to provide two hard copies and a soft copy of the final and complete Safety File within 1 (one) month (to the extent same is not available on the Closing Date);

17.8.13copies of the insurance policies referred to under Special Condition 17.2 together with evidence that the premiums for those insurances have been paid in full and that the Purchaser's interest has been noted on such policies in accordance with Special Condition 17.2;

17.8.14up-to-date evidence of the professional indemnity insurance for the Consultant, Sub-Consultants and Sub-Contractors as set out in in the Documents Schedule evidencing that professional indemnity insurance policy is in full force and effect and in compliance with the relevant Development Document and that the premiums for that insurance have been paid in full;

17.8.15	any documentation or information referred to in Special Condition 17.2.4;

17.8.16certificate of Installation in respect of radon barrier and sump;

17.8.17asbestos surveys & certificates confirming removal of asbestos including air test certificates;

17.8.18	asset register; and

17.8.19	master key and security devices & codes including schedule of each.

18.ENTIRE AGREEMENT AND REPRESENTATIONS

18.1

These particulars cancel all other particulars howsoever appearing and whether by poster, advertisement, recital, or otherwise.  The Purchaser agrees and accepts that no statement, measurement, quantity or description contained in any newspaper or advertisement published or issued by the Vendor, its Estate Agents, other advisors or any other agent on behalf of the Vendor or given orally or contained in any brochure, letter, handout, report or document issued by the Vendor, its Estate Agents, other advisors or any other agent on behalf of the Vendor, in respect of the Subject Property (whether or not in the course of any representation or negotiations leading to the sale) shall constitute a representation inducing the Purchaser to enter into this Agreement or any warranty forming part of this Agreement (provided that this provision shall not apply to the Declaration of Identity) and that any statement, measurement, quantity or description contained in any newspaper, advertisement, brochure, letter, handout, report or document or given orally by the Vendor, its Estate Agents, other advisors or any other agent on behalf of the Vendor, are for illustration purposes only and are not to be taken as matters of fact and that any mistake, omission, discrepancy, inaccuracy, mis-statement, mis-description or incorrect measurement given orally or in the form of any newspaper, advertisement, brochure, letter, handout or report or document by the Vendor, the said Estate Agents, other advisors or any other agent on behalf of the Vendor (whether or not in the course of any representation or negotiation leading to the sale) shall not give rise to any cause of action, right of action, claim or compensation or to any right of rescission against the Vendor, the said Estate Agents, other advisors, any other agent on behalf of the Vendor, any employee or other person whatsoever connected directly or indirectly with the Vendor under this Agreement and it is further agreed that this document contains the entire terms and conditions of the Agreement between the parties hereto.

18.2

This Contract (which for the purposes of this Special Condition 18 shall include all written or emailed correspondence between the Purchaser’s Solicitor and the Vendor's Solicitor prior to the execution of this Contract (the Pre-Contract Enquiries)) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and extinguishes any representations or warranties (if any) previously given or made excepting those contained in this agreement and no variation shall be effective unless agreed and signed by the parties or by some person duly authorised by each of them.

18.3	General Condition 29 shall be read subject to this Condition.

19.CONFIDENTIALITY

The parties agree and acknowledge that the existence and details of the provisions, terms and conditions contained in this Agreement and any other agreement contemplated by the provisions, terms and conditions of this Agreement are strictly confidential to the parties hereto and shall not be disclosed to any other party save for the parties’ respective professional advisors and each of the parties hereto hereby covenants and agrees with the other not to disclose or make known to any third party the details pertaining to this Agreement, provided however that the foregoing shall not prevent or restrict:

a.

Either party from furnishing all and any relevant information to the Revenue Commissioners in connection with the taxation affairs of either party, including obtaining tax clearance certificates, assessment of stamp duty or submitting taxation returns; or

b.	Either party from registering in the appropriate registry any Deed of Assurance, Mortgage or any documents in connection with the transaction herein or
c.	Such disclosure as may be required by law or by any regulatory authority or stock market requirement; or
d.	The disclosure of all relevant information to the funders of either party; or
e.	The disclosure of all relevant information in any legal proceedings or court(s) of law relating to the Property or this transaction.

20.SEVERABILITY

If at any time any provision or condition of this Contract becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or unenforceability in that jurisdiction of any other provision of this Contract or the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Contract.

21. INTEREST

General Condition 21(c) is hereby deleted and for the avoidance of doubt the Vendor shall not be obliged to complete the sale unless and until it has received all monies payable pursuant to this Contract including (without limitation) any interest properly due to the Vendor pursuant to the terms of this Contract PROVIDED ALWAYS that the Vendor shall be entitled to require completion to take place strictly without prejudice to the right of the Vendor to pursue its claim for interest.

22.VARIATION

This Contract may only be varied in writing (excluding electronic method of writing) signed by each of the parties.

22.COSTS AND EXPENSES

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Contract and all other agreements forming part of the sale and purchase of the Subject Property.

23.COUNTERPARTS

This Contract may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Contract, but all the counterparts shall together constitute but one and the same instrument.

24.GOVERNING LAW

This Contract shall be governed by and construed in accordance with the laws of Ireland.

25.JURISDICTION

(a)

Each of the parties to this Contract irrevocably agrees that the Courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Contract and, for such purposes irrevocably submits to the exclusive jurisdiction of such courts.  Any proceeding, suit or action arising out of or in connection with the Contract (the “Proceedings”) shall therefore be brought in the Courts of Ireland.

(b)

Each of the parties to this Contract irrevocably waives any objection to Proceedings in the Courts referred to in special condition 25 (a) on the grounds of venue or on the grounds of forum non conveniens.

26.NO SET OFF

The Purchaser shall not be entitled to set off any liability of the Purchaser to the Vendor against any liability of the Vendor to the Purchaser (in either case howsoever arising and whether any such liability is present or future, liquidated or unliquidated).

27. GENERAL CONDITIONS

The parties hereby agree and acknowledge that in the event, and notwithstanding that, the Law Society General Conditions of Sale (2019 Edition) are not physically attached hereto the parties shall be deemed to have entered into the contract for sale subject to the said Law Society General Conditions of Sale (2019 Edition), save as expressly varied, modified or excluded in the special conditions as if same were annexed hereto in full. The parties are deemed to be on full notice of the content of Law Society General Conditions of Sale (2019 Edition). The parties shall not raise any further objection, requisition or enquiry in this regard.

SHANNON COMMERCIAL ENTERPRISES DAC

-and-

MEIRAGTX IRELAND DAC

LEASE

OF

Building 2 Block K, Shannon Free Zone, Shannon, County Clare

Shannon Commercial Properties

Universal House

Shannon Free Zone

Shannon

County Clare

This Indenture dated the day of 2020

BETWEEN SHANNON COMMERCIAL ENTERPRISES DESIGNATED ACTIVITY COMPANY having its registered office at Shannon Airport, Shannon, County Clare (hereinafter called the “Lessor” which expression shall include its successors and assigns) of the one part and MEIRAGTX IRELAND DAC having its registered office at 25-28 North Wall Quay, Dublin 1, D01 H104 (hereinafter together called the “Lessee” which expression shall include its successors and assigns) of the other part.

WITNESSTH that in consideration of the sum of Eleven Million Euro (€11,000,000.00) paid by the Lessee to the Lessor (the receipt hereof is acknowledged) and in consideration of the rent, covenants and conditions hereinafter reserved and contained, the Lessor HEREBY DEMISES unto the Lessee ALL THAT the Demised Premises specified in Schedule 2 Part 1 of this Lease TOGETHER WITH the rights, easements and privileges specified in Schedule 2 Part 2 EXCEPTING AND RESERVING at all times the reservations and exceptions specified in Schedule 2 Part 3 TO HOLD the Demised Premises unto the Lessee from and including the Term Commencement Date for the Term YIELDING AND PAYING unto the Lessor the rent of €10.00 per annum (if demanded) for the first ten years of the Term, the sum of €12.00 per annum (if demanded) for the second ten years of the Term and the sum of €15.00 per annum (if demanded) for the remainder of the Term such rent (if demanded) to be paid in advance on the 1st day of June in each year and the first payment thereof being a proportionate part of the said yearly rent (if demanded) to be paid on the execution of these presents TOGETHER WITH such fair and reasonable sums as are payable by the Lessee to the Lessor by way of additional rent pursuant to the provisions of clause 1.1 of Schedule 3 herein.

1	The Lessees hereby covenants with the Lessor in the manner set out in Schedule 3 hereto.
2	The Lessor hereby covenants with the Lessee in the manner set out in Schedule 4 hereof.
3	The demise is made subject to the provisions, matters and things set out in Schedule 5 hereto which are hereby agreed and declared by and between the Lessor and the Lessees.

IN WITNESS whereof these presents have been entered into the day and year first herein written

PRESENT when the Common Seal of
SHANNON COMMERCIAL ENTERPRISES
DAC
was affixed hereto:-

_______________________
DIRECTOR

________________________
DIRECTOR/SECRETARY

PRESENT when the Common Seal of
MEIRAGTX IRELAND DAC
was affixed hereto:-

_______________________
DIRECTOR

________________________
DIRECTOR/SECRETARY

SCHEDULE 1

SECTION 1.0DEFINITIONS

In this Lease unless the context otherwise requires the following expressions shall have the following meanings:-

1.1.1	"Adjoining Property", means any land and/or buildings in the Estate adjoining or neighbouring the Demised Premises;
1.1.2

"Building Control Act" means the Building Control Acts 1990-2014 and the Building Regulations and the Technical Guidance Documents, Regulations and/or Orders made or issued thereunder, together with all amendments, extensions and/or re-enactments of the same;

1.1.3

“Common Parts” means all roads, footpaths, open spaces and landscaping areas used in common by the owners and occupiers of any two or more completed units and all other areas ways and amenities within the Estate which are or may from time to time be provided or designated by the Lessor for the common use and enjoyment by some or all of the owners and occupiers of the Estate ;

1.1.4

"Conduits", each of the following of whatsoever nature: all sewers, drains, pipes, gullies, gutters, ducts, mains, watercourses, attenuation ponds, channels, subways, wires, cables, conduits, flues and other transmissions or conducting media and installations of whatsoever nature or kind.

1.1.5	"Demised Premises", the lands demised by this Lease and more particularly described in Part 1 of Schedule 2 hereto.
1.1.6	"Estate” means Shannon Free Zone West, Shannon, County Clare as more particularly shown outlined in red on the estate plan attached hereto.
1.1.7	“Lessee” shall mean MeiraGTX Ireland DAC and includes the successors in title of the Lessee, mortgagees and permitted assigns.
1.1.8

"Lessor", Shannon Commercial Enterprises DAC and the successors, administrators, mortgagees and assigns of the Lessor being the owner for the time being of the reversion immediately expectant on the expiry or sooner determination of this Lease.

1.1.9	"this Lease", this Lease and all schedules hereto and any document which is made supplemental hereto, or which is entered into pursuant to or in accordance with the terms
1.1.10	"Months", calendar month(s).

1.1.11	"Plan", the plans or maps annexed to this Lease.
1.1.12

"Planning Acts", the Local Government (Planning and Development) Acts 1963-1999, the Planning and Development Acts 2000-2019 and the Planning and Development Regulations 2001-2007 and all statutory modifications and re-enactments of each of the foregoing and all regulations, bye-laws, orders, codes and decisions made under each of the foregoing;

1.1.13	“Public Health Acts” means the Local Government (Sanitary Services) Act, 1878-2001, together with all amendments, extensions and/or re-enactments of the same;
1.1.14	"Rent Commencement Date" shall mean the date of this Lease.
1.1.15

"Requisite Notice" means written notice given to the relevant party at least forty eight (48) hours before anyone enters the Demised Premises provided that in the case of emergency no notice will be required and Requisite Notice will be deemed to have been given.

1.1.16	“Services” means the services as detailed in the First Part Schedule 6 hereto;
1.1.17	“Surveyor” shall mean such person or entity as may be nominated by the Lessor from time to time for the purpose of certifying the service charges referred to at 1.1 of Schedule 3 herein.
1.1.18	"Term", shall mean the period commencing on the Term Commencement Date and expiring on 2 September 2211.
1.1.19	"Term Commencement Date", shall mean the date of this Lease.
1.1.20	"Utilities", the following of whatsoever nature: water, soil, steam, air, gas, electricity, radio, television, telegraphic, telephonic and other communications and other services and information.
1.1.21

“Working Day” means a day other than a Saturday or Sunday or public holiday in Ireland on which clearing banks are generally open for business in Ireland and “Working Days” shall have a corresponding meaning.

SECTION 2.0INTERPRETATION

2.1.1

Where two or more persons or companies or a combination of a person/persons and a company/companies are included in the expression the "Lessor" and/or the "Lessee" the covenants which are expressed to be made by the Lessor and/or the Lessee shall be deemed to be made by such persons jointly and severally.

2.1.2	Words importing persons shall include firms, companies and corporations and vice versa.

2.1.3

Where in this Lease there are covenants or agreements by the Lessee and/or Lessor which restrict or forbid the Lessee and/or Lessor from doing some act or omitting to do some act whether the same are specific or general such covenants and agreements shall extend also to the permitting or suffering of the particular act or omission so that the Lessee and/or Lessor in every case where the Lessee and/or Lessor so covenants or agrees not to do or omit some act shall also be taken to covenant/agree not to permit or suffer the same.

2.1.4

References to any right of the Lessor to have access to or entry upon the Demised Premises shall be construed as extending to all persons authorised by the Lessor, including agents, professional advisers, contractors, workmen and prospective purchasers of any interest of the Lessor in the Demised Premises, with the Lessor and its agents, professional advisers, contractors, workmen and prospective purchasers causing as little inconvenience, interference or damage as reasonably practicable to the Demised Premises and providing the Lessee with Requisite Notice subject to compliance with the Lessee's reasonable requirements (and those of any tenants of the Demised Premises) and only when accompanied by a member of the Lessee's staff or some other person nominated by the Lessee for that purpose from time to time when giving Requisite Notice tothe Lessee any damage thereby occasioned to the Demised Premises as soon as reasonably practicable PROVIDED ALWAYS that notwithstanding the foregoing the Lessor hereby covenants to use all reasonable endeavours to procure that all those persons authorised by it shall only enter and/or remain on the Demised Premises for such time and in those areas as may be reasonable in the circumstances and shall complete any required works as expeditiously as possible and without undue delay.

2.1.5

References to any right of the Lessee to have access to or entry upon the Estate shall be construed as extending to all persons authorised by the Lessee, including agents, professional advisers, contractors, workmen and prospective purchasers of any interest of the Lessee in the Demised Premises.

2.1.6

Any reference to a statute or statutes (whether specifically named or not) or to any sections or sub-sections therein shall include any amendments or re-enactments thereof for the time being in force and all Statutory Instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given thereunder or deriving validity therefrom.

2.1.7	The title or headings appearing in this Lease are for reference only and shall not affect its construction or interpretation.
2.1.8	Any reference to a clause or schedule shall mean a clause or schedule of this Lease.

2.1.9

Any reference to the masculine gender shall include reference to the feminine gender and any reference to the neuter gender shall include the masculine and feminine genders and reference to the singular shall include reference to the plural.

2.1.10

If any term or provision in this Lease shall be held to be illegal or unenforceable in whole or in part, such term shall be deemed not to form part of this Lease but the enforceability of the remainder of this Lease shall not be affected.

SCHEDULE 2

PART 1

Demised Premises

ALL THAT AND THOSE that part of the Estate known as Building 2  Block K, Shannon Free Zone, Shannon, County Clare as more particularly shown outlined in red on the attached demise plan.

PART 2

Easements and Rights Granted

The following easements and rights are granted for the benefit of the Demised Premises and each and every part thereof:

1.

A right of way (in common with the Lessor and all other persons having similar rights) and right of access at all times for the Lessee, its servants, agents, invitees, licensees, lessees and all other persons authorised by the Lessee for all purposes to pass and repass with or without a means of transport and/or all manner of vehicles, however propelled or drawn, laden or unladen, machinery, equipment and any other form of apparatus at all times over and along all of the Estate roads and services and all other roads on and/or passing through the Estate leading to and from the public roadway  or any other public road or other road serving the Estate from time to time for the purpose of ingress to and egress from the Demised Premises provided always the Lessor shall from time to time be entitled to alter the route of any of the roads within the Estate provided the Lessee’s right of access shall not be materially interfered with.

2.

The free and uninterrupted passage and running to and from the Demised Premises of the Utilities and other services through the Conduits which are now in, on, under,  over or passing through, or at any time from the date hereof may be in, on, under over or passing through the Estate and the right for the Lessee its servants, agents, workmen, licensees and any other persons authorised by the Lessee to enter other parts of the Estate to make and maintain connections with and to lay, repair, maintain, relay and replace such Conduits or any of them.

PART 3

Exceptions and Reservations

The following rights and easements are excepted and reserved out of the Demised Premises to the Lessor and the Lessees and occupiers of the Demised Premises and all other persons authorised by the Lessor or having the like rights and easements as appropriate.

1.

The free and uninterrupted passage and running of the Utilities through the Conduits which are now, or may at any time during the Term be in, on, under, or passing through  the Demised Premises provided always such right shall not extend to any conduits which exclusively serve the Demised Premises.

2.

At any time hereafter and from time to time full right and liberty to execute works, services and erections and buildings upon or to alter or rebuild any of the erections and buildings erected on Adjoining Property and to use the same as it may think fit

3.

The full and free right and liberty to the Lessor, its servants and agents to enter upon any unbuilt parts of the Demised Premises at all reasonable times strictly subject to providing the Lessee with Requisite Notice and subject to compliance with the Lessee's reasonable requirements (and those of any lessees of the Demised Premises) and only when accompanied by a member of the Lessee's staff or some other person nominated by the Lessee for that purpose from time to time on giving Requisite Notice and for the purpose of connecting, laying, inspecting, repairing, cleaning, maintaining, altering, replacing or renewing any sewer, drain, main, pipe, cable, wire, watercourse, channel, conduit or subway in, over, under or across that part of the Demised Premises not built upon and in particular the area coloured yellow on the map attached hereto including the provision of a water meter and to erect, construct or lay in, over, under or across that part of the Demised Premises not built upon and in particular the area coloured yellow on the map attached hereto any sewers, drains, main, pipes, wires, cables, poles, structures, fixtures or other works for the drainage of or for the supply of any of the Utilities to the Adjoining Property.

PROVIDED THAT the Lessor or the person exercising the foregoing rights shall provide Requisite Notice and cause as little damage and inconvenience as possible to the Demised Premises and shall make good, without delay, any damage thereby caused to the Demised Premises at that person or persons own cost.

PROVIDED FURTHER THAT the Lessor shall provide the Requisite Notice to the Lessee in advance and shall act reasonably and in accordance with the principles of good estate management and the Lessee's safety and security procedures and that the exercise of the above rights by the Lessor shall not interfere in any material way with the Lessee's use, operation and enjoyment of the Demised Premises.

SCHEDULE 3

LESSEE'S COVENANTS

The Lessee to the intent that the obligations will continue throughout the Term HEREBY COVENANTS with the Lessor as follows:

1.1	Rents
1.1.1

To pay to the Lessor the rents or increased rents reserved by this Lease (if demanded) at the times and in the manner herein prescribed for the payment of same without any deductions or abatement or set-offs whatsoever.

1.1.2

As the Demised Premises are situate upon the Estate, to pay to the Lessor by way of additional rent to the cost and expense  of the expenditure incurred by the Lessor in provision of the Services (as calculated in accordance with the provisions of the Second Part of Schedule 6 hereto) and such other services as may be deemed necessary for the proper functioning of the Estate as so determined at the discretion of the Lessor acting reasonably at all times in the interest of and in accordance with the principles of good estate management in the same proportion as the gross floor area of the buildings erected on the Demised Premises bears to;

(a)	In the case of a completed estate the total gross floor areas of all the units in the Estate; and
(b)

In the case of a non-completed or part completed estate, the total gross floor areas of all the completed units in the Estate and where roads and services have been provided to undeveloped areas of the Estate, the gross floor area of buildings in the course of erection and proposed buildings fronting on to such services until such time as they have been taken in charge of the Local Authority.

1.2	Interest on Arrears

Without prejudice to any other right, remedy or power herein contained or otherwise available to the Lessor, if any of the rents reserved by this Lease (if demanded)  or if any other sum of money payable to the Lessor by the Lessee under this Lease shall remain unpaid for more than twenty one (21) Working Days after the date when payment was due, to pay interest thereon at the Prescribed Rate from and including the date on which payment was due to the date of payment to the Lessor (both before and after any judgment) with interest being capitalised quarterly (so that interest shall be paid on interest) and with any such payments being due and recoverable as further and additional rent.

1.3	Outgoings

To punctually pay and indemnify the Lessor against all existing and future rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or nonrecurring nature) which now are or may at any time during the Term be charged, levied, assessed or imposed upon or payable in respect of the Demised Premises or upon the owner or occupier of them (excluding any tax payable by the Lessor upon any of the rents herein received or occasioned by any disposition of or dealing with the reversion of this Lease).

1.4	Repairs

To repair and keep in good and substantial repair and condition all external parts of the Demised Premises.

1.5	Cleaning

To keep the external parts of the Demised Premises in a clean and tidy condition and to a standard consistent with the appearance of the Estate.

1.6	Yield Up

At the expiration or sooner determination of the Term quietly to yield up the Demised Premises in such good and substantial repair and condition as shall be in accordance with the covenants on the part of the Lessee herein contained and in any licence or consent granted by the Lessor pursuant to the provisions of this Lease.

1.7	Rights of entry by Lessor

To permit the Lessor with all necessary materials and applications at all reasonable times upon reasonable prior notice (except in cases of emergency) to enter the Demised Premises strictly subject to providing the Lessee with Requisite Notice subject to compliance with the Lessee's reasonable requirements (and those of any lessees of the Demised Premises) for any of the following purposes:

1.7.1	to view and examine the state and condition of the Demised Premises.
1.7.2	to exercise any of the rights excepted and reserved by this Lease; and
1.7.3	for any other reasonable purpose connected with the interest of the Lessor in the Demised Premises.

provided that the Lessor shall cause as little damage, disturbance or inconvenience as possible to the Demised Premises or any occupiers of the Demised Premises during the exercise of such rights, making good any damage thereby occasioned to the Demised Premises as soon as reasonably practicable at that person or persons own cost.

1.8	To comply with Notices

Whenever the Lessor shall give written notice to the Lessee of any defects, wants of repair or breaches of covenant (other than covenants for payment of rents and other sums payable to the Lessor under this Lease), the Lessee shall, within thirty (30) days of such notice, or sooner if required, make good and remedy the breach of covenant to the reasonable satisfaction of the Lessor and if the Lessee shall fail within twenty one (21) days of such notice, or earlier in the case of emergency, to commence and then to diligently and expeditiously comply with such notice, the Lessor may enter the Demised Premises and carry out or cause to be carried out all or any of the works referred to in such notice subject to Clause 1.7 and all vouched costs and expenses thereby incurred (including but not limited to architects surveyors and legal fees) together with interest thereon at the Prescribed Rate from the date of expenditure shall be paid by the Lessee to the Lessor on demand, and in default of payment, shall be recoverable as rent in arrears.

1.9	Dangerous materials and use of machinery
1.9.1

Not to bring into or keep in or on the Demised Premises any article or thing which is or might become dangerous, unduly combustible or inflammable, radio-active or explosive or which might unduly increase the risk of fire or explosion save in accordance with such statutory requirements as may be applicable from time to time and save as is required for the purpose of carrying on the user permitted pursuant to Clause 1.13.1 hereof, including the trade and/or business undertaken on the Demised Premises and the carrying on of such user, trade and/or business shall not be deemed to be a contravention of this Clause;

1.9.2

Not to keep or operate on the Demised Premises any machinery which shall be unduly noisy or cause vibration or which is likely to annoy or disturb the other Lessees and occupiers of Adjoining Property save as is required for the purpose of carrying on the user permitted pursuant to Clause 1.13.1 hereof, including the trade and/or business undertaken on the Demised Premises and the carrying on of such user, trade and/or business shall not be deemed to be a contravention of this Clause

1.10	Conduits
1.10.1

Not to discharge into any Conduits any oil or grease or any noxious or deleterious effluent or substance whatsoever which causes an obstruction or is a source of danger, or which injures the Conduits or the drainage system of the Demised Premises or the Adjoining Property.

1.10.2

To ensure that the disposal or discharge of any substance into the Conduits shall be in strict accordance and compliance with the requirements of all Statutes and Statutory Orders and Regulations and Local Authority Bye-Laws and in accordance and compliance with such written regulations as may be published by the Lessor from time to time regarding waste disposal and/or environmental control.  For these purposes publication shall be deemed to be duly effected if a copy of the conditions or any alterations or amendments or extensions thereto are available for inspection at the office of the Secretary of the Lessor during normal office hours PROVIDED ALWAYS that the Lessor shall have notified the Lessee by ordinary prepaid post addressed to the Lessee with copies of any amendment, alteration or extension to the said conditions.

1.10.3

The Lessee shall not make any connections to the Lessor’s services without prior approval in writing of the Lessor, such approval not to be unreasonably withheld or delayed, save where authorised under this Lease.  Any connection that may be authorised shall be made under the supervision of the Lessor and the Lessee shall complete all such documents as the Lessor shall reasonably require in relation to any application for connection for services.

1.10.4

The Lessee shall indemnify and keep indemnified the Lessor against all actions, claims, costs or demands arising from discharges by the Lessee in to the Lessor’s sewerage systems whether permitted by the Lessor or not which can be attributed in whole or in part to the Lessee.  The Lessee shall indemnify and keep indemnified the Lessor from all actions, claims, costs or demands arising as a result of non compliance by the Lessee of any statutory licence or any environmental statutes or regulations.  Any costs incurred by the Lessor in monitoring effluent or as a result of an effluent discharge by the Lessee from the Demised Premises which does not comply with an issued statutory regulation or licence shall be recoverable in full by the Lessor from the Lessee. For the avoidance of doubt the Lessee shall not be liable under the terms of this Indemnity for any claims arising either directly or indirectly from any acts, omissions, negligence, fraud, or wilful misconduct of the Lessor and/or by the Lessor's failure to maintain the sewerage or any other systems within the Estate.

1.11	Disposal of refuse

To ensure that no waste material, refuse, machinery or equipment shall be dumped or placed or left on any Adjoining Property.  The Lessee shall ensure that all waste material and refuse are promptly and effectively disposed of in such a manner that such disposal shall not cause damage, annoyance or inconvenience to the Lessor or to the owners or occupiers of any Adjoining Property.

1.12	Prohibited users
1.12.1

Not to use the Demised Premises or any part thereof for any public or political meeting, public exhibition or public entertainment show or spectacle of any kind, nor for any dangerous, noisy, noxious or offensive trade, business or occupation whatsoever, nor for any illegal or immoral purpose, nor for residential or sleeping purposes, save that the trade and/or business undertaken on the Demised Premises and/or the use of the Demised Premises permitted pursuant to Clause 1.13.1 hereof shall not be deemed to be a contravention of this Clause.

1.12.2

Not to use the Demised Premises or any part thereof for gambling, betting, gaming or wagering, or as a betting office, or as a club, or for the sale of beer, wines and spirits, and not to play or use any musical instrument, record player, loud speaker or similar apparatus in such a manner as to be audible from any of the Adjoining Property.

1.13	User
1.13.1

Not without the prior consent in writing of the Lessor, such consent not to be unreasonably withheld, conditioned or delayed, to use or to permit or suffer or allow the Demised Premises or any part or parts thereof to be used for any purpose other than as an industrial and/or commercial premises or for any other purpose which may be approved under the Planning Acts from time to time PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED that upon any application by the Lessee or any authorised under-Lessee of the Lessee for liberty to alter or change of use the Lessor shall not unreasonably withhold or delay its consent to such proposed change of user provided that such user shall be in the reasonable opinion of the Lessor consistent with the type of use carried out in the Estate and the Lessee shall have obtained planning permission for such use.

PROVIDED ALWAYS that nothing contained in this Lease shall in any way imply or be taken as a warranty by the Lessor that the Lessee will have an exclusive right to use the Demised Premises for such use.

1.13.2

Not to install, operate, nor permit to be installed or operated or hang, place, deposit or expose on the Demised Premises any video machine or similar or other device for the sale to the public of goods, wares, merchandise, food or food products, beverages, confectionary, cigarettes or other edibles or commodities nor any goods articles or things for sale or other disposal or exhibition nor any display equipment paraphernalia or any other items or things whatsoever.

1.13.3

1.13.3.1.1

Not to do or bring or allow to be brought into or upon any part of the Demised Premises any act or thing or to do anything in or about the Demised Premises which shall constitute a nuisance or cause damage or disturbance to the Lessor or to the owners lessees or occupiers for the time being of any Adjoining Property  save that the carrying on of the trade and/or business on the Demised Premises and/or the use of the Demised Premises

authorised pursuant to Clause 1.13.1 hereof shall not be deemed to be a contravention of this Clause.

1.13.3.1.2

To pay to the Lessor any properly vouched costs charges and expenses which may be incurred by the Lessor or for which the Lessor shall be liable for the abating of any nuisance on or arising from the Demised Premises and executing all such works as may be necessary for abating such nuisance in obedience to a notice served by a local or public authority or pursuant to a court order.

1.13.4

Not to install or use in or upon the Demised Premises any machinery or apparatus of any nature which causes excessive noise or vibration resulting in nuisance to Adjoining Property unless such machinery or apparatus is temporarily required in connection with any construction work carried out on the Demised Premises by the Lessee

PROVIDED ALWAYS the Lessee shall indemnify the Lessor from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly out of the use of such machinery or apparatus in connection with any construction work carried out on the Demised Premises by the Lessee.

1.14	Building and Alterations

To procure that any building construction or structure whether permanent or temporary or any alterations or additions made to any buildings erected on the Demised Premises are completed in a good and workmanlike manner in substantial conformity with the plans, elevations, sections and specifications submitted for information to the Lessor, in substantial compliance with any planning permission obtained, in compliance the Planning Acts as may be amended from time to time and in compliance with all regulations issued thereunder the Building Control Act 1990 and all statutory enactments, instruments and regulations relating to building and development.

1.15	Insurance

The Lessee shall forthwith at its own cost effect insurance with a reputable insurance company located in Ireland and UK and insure the Demised Premises and any buildings (if any) now standing thereon or hereafter during the Term to be erected thereon against fire, explosion, storm and any other insurable risks which would normally be insured against for a Demised Premises of this nature (subject to such insurances being available in the Irish and UK insurance market subject to the Lessee being able to effect insurance against such of the items) in a sum representing the full replacement value subject to such sum being determined from time to time by the Lessee of the Demised Premises and the Architect’s and Surveyors fees subject to the said sum being determined from time to time by the Lessee and that the said Lessee shall and will from time to time at all times hereafter during this demise pay and continue to pay the premiums of the said insurance as they fall due and payable and shall and will whenever required during the said term produce to the Lessor such reasonable evidence as may be required to show the same is in full force and effect and in default of the said Lessee effecting such Insurance or keeping same in full force and effect. In the event that the Lessee shall fail to insure the Demised Premises pursuant to this Clause it shall be lawful for the Lessor to insure the Demised Premises as aforesaid and to add the amount to be paid for such insurance from time to time to the rent hereby reserved such additional or increased rent to be payable and recoverable at the times and in the manner and with the like remedies as the said reserved rent without prejudice however to the Lessor availing themselves of the clause hereinbefore mentioned and the remedy therein provided for the breach of any of the covenants in these presents contained and in case the said buildings now or hereinafter erected or any part thereof shall be burned down, damaged or destroyed by fire or otherwise by an insured risk then and in such case all and every such sums of money or a part thereof as shall be received or recovered upon or by virtue of such insurance shall be laid out and expended in the re-building or repairing of same or such part thereof as shall be so burned down or damaged or destroyed in case same shall not be expended by such insurance company of the same purpose AND (whether the same shall not be so expended by such insurance and without prejudice to the covenants as to repair herein contained) the Lessee will out of its own monies expend on the Demised Premises such sum or sums of money as may with the monies to be laid out and expended as aforesaid be necessary to reinstate the said buildings substantially as they existed immediately prior to any such burning down damage or destruction as aforesaid subject to the Lessee obtaining all necessary statutory or other consents which may be required to carry out the re-building or repairing work.

1.16	Nuisance
1.16.1

Not to do anything which constitutes a nuisance to the other owners or occupiers of the Adjoining Property or other premises within the Estate, save that the carrying on of the trade and/or business on the Demised Premises and the use of the Demised Premises permitted pursuant to Clause 1.13.1 and/or the carrying out of any construction works permitted to be carried out on the Demised Premises in accordance with the terms of this Lease provided same are carried out otherwise in accordance with the provisions of this Lease  shall not be deemed to be a contravention of this Clause.

1.16.2	Save for the caveats as set out at Clause 1.16.1 above, not to cause or permit any noxious or offensive smells or fumes or emissions to be emitted from the Demised Premises.
1.17	Lessor's Costs

To pay and indemnify the Lessor against all  vouched and reasonable costs, fees, charges, disbursements and expenses properly incurred by the Lessor, including, but not limited to, those payable to solicitors, counsel, architects, surveyors and sheriffs.

1.17.1

In relation to the preparation and service of a notice under Section 14 of the 1881 Act and of any proceedings under the 1881 Act and/or the 1860 Act (whether or not any right of re-entry or forfeiture has been waived by the Lessor or a notice served under Section 14 of the 1881 Act has been complied with by the Lessee and notwithstanding that forfeiture has been avoided otherwise than by relief granted by the Court;

1.17.2

In relation to the preparation and service of all notices and schedules relating to wants of repair, whether served during or after the expiration of the Term (but relating in all cases only to such wants of repair that accrued not later than the expiration or sooner determination of the Term);

1.17.3	In connection with the recovery or attempted recovery of arrears of rent or other sums due from the Lessee, or in procuring the remedying of the breach of any covenant by the Lessee;
1.17.4

In relation to any application for consent required or made necessary by this Lease whether or not the same is granted (except in cases where the Lessor is obliged not to unreasonably withhold its consent and the withholding of its consent is held to be unreasonable) or proffered subject to qualifications or conditions, or whether or not the application has been withdrawn;

1.17.5	In relation to any application made by the Lessor at the request of the Lessee and whether or not such application is accepted, refused or withdrawn.
1.18	Statutory Requirements
1.18.1

At the Lessee's own expense, to comply in all  respects with the provisions of all Acts, Statutory Instruments, Bye Laws and other regulations now in force or which may hereafter be in force and any other obligations imposed by law relating to the Demised Premises or the user thereof;

1.18.2

To execute all works and provide and maintain all arrangements upon or in respect of the Demised Premises or the user thereof, which are directed or required (whether of the Lessor, Lessee or occupier) by any statute now in force or which may hereafter be in force or by any government department, local or other competent authority  or duly authorised officer or court of competent jurisdiction acting under or in pursuance of any statute and to indemnify and keep the Lessor indemnified against all costs, charges, fees and expenses of or incidental to the execution of any works or the provision or maintenance of any arrangements so directed or required;

1.18.3

Not to do in or near the Demised Premises, any act or thing by reason of which the Lessor may, under any statute, incur or have imposed upon it or become liable to pay any penalty, damages, compensation, costs, charges or expenses.

1.19	Planning Acts, Building Control Act and Public Health Acts
1.19.1

Not to do or omit to do anything on or in connection with the Demised Premises the doing or omission of which shall be a contravention of the Planning Acts, the Building Control Act or (if applicable) the Public Health Acts or of any notices, orders, licences, consents, permissions and conditions (if any) served, made, granted or imposed thereunder and to indemnify (as well after the expiration of the Term by effluxion of time or otherwise as during its continuance) and keep indemnified the Lessor against all actions, proceedings, damages, penalties, costs, charges, claims and demands in respect of such acts and omissions or any of them and against the costs of any application for planning, permission, commencement notices, fire safety certificates and the works and things done in pursuance thereof;

1.19.2

Not to make any application pursuant to the Planning Acts without first producing to the Lessor the said application and all plans the subject matter of same and to submit the said plans and application to the appropriate authority.

1.19.3

In the event of the Lessor giving written consent to any of the matters in respect of which the Lessor's consent shall be required under the provisions of this Lease or otherwise and in the event of permission or approval from any local authority under the Planning Acts or the Building Control Act or the Public Health Acts being necessary for any addition, alteration or change in or to the Demised Premises or for the change of user thereof, to apply, at the cost of the Lessee, to the relevant local authority for all approvals, certificates, consents and permissions which may be required in connection therewith and to give notice to the Lessor of the granting or refusal (as the case may be) together with copies of all such approvals, certificates, consents and permissions forthwith on the receipt thereof and to comply with all conditions, regulations, bye laws and other matters prescribed by any competent authority specifically in relation to the Demised Premises and to carry out such works at the Lessee's own expense in a good and workmanlike manner.

1.19.4

To give notice forthwith to the Lessor of any notice, order or proposal for a notice or order served on the Lessee in respect of the Demised Premises under the Planning Acts or the Building Control Act or the Public Control Act or the Public Health Acts.

1.19.5

To comply at its own cost with any notice or order served directly on the Lessee in respect of the Demised Premises under the provisions of the Planning Acts or the Building Control Act or the Public Health Acts;

1.19.6	If and when called upon to do so to produce to the Lessor within 14 (fourteen) days of demand all plans, documents and other evidence as the

Lessor may reasonably require in order to satisfy itself that all of the provisions in this covenant have been complied with;

1.19.7

Unless the Lessor shall otherwise direct to carry out before the expiration or soon determination of the Term any works stipulated to be carried out to the Demised Premises by a date subsequent to such expiration or sooner determination as a condition of any planning permission or statutory consent or approval that may have been granted during the Term.

1.20	Environmental Legislation

Without prejudice to the generality of Clause 1.18, to comply with all Environmental Laws in respect of the Demised Premises, the use thereof and the business, trade and activities carried on thereon and/or thereat and to ensure that any required Environmental Consents are obtained and complied with and to indemnify (after the expiration of the Term as well as before whether by effluxion of time or otherwise as during its continuance) and keep indemnified the Lessor from and against any losses, damages, liabilities, claims, costs and expenses arising therefrom, including, but without limitation, failure to obtain any required Environmental Consents and any other required licences, consents, approvals and/or authorisations, any fines, penalties, judgments and awards and any responsibility for cleaning up activities, whether arising under common law, Environmental Laws and/or arising directly or indirectly out of the state and condition of the Demised Premises and/or any material or substance, therein and/or emanating therefrom PROVIDED THAT the Lessee shall not be liable for any breach of Environmental Laws in respect of the Demised Premises which existed or related to acts or omissions prior to the date hereof.

1.21	Statutory Notices

Within fourteen (14) days of receipt of the same (or sooner if requisite having regard to the requirements of the notice or order in question or the time limits stated therein)to produce to the Lessor a true copy and any further particulars reasonably required by the Lessor of any notice or order or proposal for the same given to the Lessee and relevant to the Demised premises or the occupier thereof by any government department or local or public or statutory authority, and, without delay, to take all necessary steps to comply with the notice or order in so far as the same is the responsibility of the Lessee.

Indemnity

1.21.1

To keep the Lessor fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly out of any act, omission or negligence of the Lessee or any persons in upon under of about the Demised Premises expressly or impliedly with the Lessee's authority or the user of the Demised Premises or any breach of the Lessee's covenants or the conditions or other provisions contained in this Lease or of any written regulations made by the Lessor and provided to the Lessee.

1.21.2

To effect and keep in force during the Term such public liability, employer's liability and other policies of insurance (to the extent that such insurance cover is available) as may be necessary to cover the Lessee against any claim arising under this covenant and to extend such policies of insurance so that the Lessor is indemnified by the insurers in the same manner as the Lessee AND whenever required to do so by the Lessor , to produce to the Lessor the said policy or policies together with satisfactory evidence that the same is/are valid and subsisting and that all premiums due thereon have been paid.

1.22	Stamp duty and VAT

To pay all stamp duty on this Lease and Value Added Tax chargeable and exigible on the rents reserved thereby from time to time.

1.23	Management

To comply with all such reasonable written regulations (consistent with the terms of this Lease) for the good estate management of the Estate, and Adjoining Property including the comfort or convenience of its occupiers or the control or security of the Estate as the Lessor shall make from time to time and communicate in writing to the Lessee in accordance with the principles of good estate management.

1.24	Notification and Registration of Dispositions

Not less than thirty (30) days prior to the assignment of this Lease to notify the Lessor of the proposed assignment and identity of the proposed assignee. Within fourteen (14) days of any assignment of this Lease to provide the Lessor with a certified copy any such instrument.

SCHEDULE 4

LESSOR’S COVENANTS

The Lessor HEREBY COVENANTS with the Lessee as follows:

1.1	Quiet Enjoyment

That the Lessee paying the rents reserved by this Lease (if demanded) and performing and observing the covenants on the part of the Lessee herein contained, shall and may peaceably hold and enjoy the Demised Premises during the Term without any interruption by the Lessor or any person lawfully claiming through, under, or in trust for it.

1.2	Maintenance of Services
1.2.1

The Lessor shall carry out, provide, manage and operate or procure that same are so carried out, provided, managed and/or operated, the Services, in an efficient, good, proper, workmanlike and economical manner and in accordance with the principles of good estate management.

1.3	There shall be excluded from the items comprised in the Service Charge:
1.3.1

any liability or expense for which other lessees or occupiers of units or buildings in the Estate shall individually be responsible under any lease or the terms of the tenancy or other arrangement by which they use or occupy parts of the Estate;

1.3.2

any part of the capital cost (including hire purchase costs and professional fees of whatsoever description) of the original construction, equipping and fitting out of the public areas in the Estate or any part or parts thereof or anything originally installed therein;

1.3.3	all costs (including without limitation solicitors' and surveyors' fees) incurred in any proceedings against any lawful or unlawful occupiers (excluding the Lessee) of the Estate;
1.3.4

any cost attributable to the collection and/or review of rents and letting of any parts of the Estate and any costs or expenses relating to the enforcement of covenants against any owners or occupiers of the Estate (except covenants relating to the payment by such owners or occupiers of their contribution to the Service Charge and the service charges received and costs incurred are credited to the Service Charge) and/or the renewal of leases of other units and/or building, the letting of any vacant units and/or buildings or any dispositions or dealings with the Lessor’s interest in the Estate or any part thereof;

1.3.5	all costs in relation to or in connection with the promotion or advertising of the Estate;
1.3.6	any expenditure necessitated by the happening of any of the insured risks but only to the extent such costs and expenses are actually recovered by the Lessor on foot of the relevant policy;
1.3.7

any liability or expense arising as a consequence of the act, default, misconduct or omission of the Lessor, their servants or agents in the design, completion and construction of the Estate to the extent that such are recovered under any policy of insurance or any collateral warranty in favour of the Lessor;

;

1.3.8	any costs incurred in connection with the areas within the Estate designated and built for letting or sale and certified as practically complete but for the time being vacant;

;

1.3.9

the cost of any refurbishment or enhancement of any part of the Estate to the extent it amounts to more than a repair or maintenance provided that this shall not operate so as to exclude the reasonable cost of modernising any items which require to be repaired from time to time.

1.4

To the extent that any third parties derive benefit from any of the Services the Lessor shall use all reasonable endeavours to procure a reasonable and appropriate contribution from such third parties towards the cost of provision of the relevant Services.

SCHEDULE 5

PROVISOS

PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED as follows:

1.1Forfeiture

Notwithstanding without prejudice to any other right, remedy or power herein contained or otherwise available to the Lessor:

1.1.1

The Lessee (or if more than one individual, then any one of them) has a bankruptcy petition presented against him or is adjudged bankrupt whether in Ireland or elsewhere) or suffers any distress or execution to be levied on the Demised Premises or enters into composition with these creditors; or

1.1.2

if the Lessee being a company shall be struck off the Register in the Companies Registration Office and no corporate action, legal proceedings or other analogous procedure has been taken to restore the company to the Register within 12 months from the date.

THEN, and in any such case, the Lessor may at any time thereafter re-enter the Demised Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely cease and determine without the necessity of the Lessor giving notice to the Lessee but without prejudice to any rights or remedies which may then have accrued to the Lessor against the Lessee in respect of any antecedent breach of any of the covenants and conditions contained in this Lease.

1.2	No implied easements

Nothing herein contained shall impliedly confer upon or grant to the Lessee or the Demised Premises any easement, right or privilege other than those expressly granted by this Lease.

1.3	Lessor's Regulations

It shall be lawful for the Lessor from time to time to make such rules and regulations as the Lessor shall think fit, acting reasonably and in accordance with the principles of good estate management, for the management, control, use and conduct of the Estate as a whole or any part thereof and in particular the Services therein and to vary any such regulations and to make reasonable rules and regulations to be observed and performed in relation to standards of design and technical specification relating to maintenance, alterations, additions and improvements.

1.4	Failure by the Lessor to provide the Services

The Lessor shall not be liable to the Lessee in respect of any failure by the Lessor to provide the Services unless and until the Lessee has notified the Lessor of such failure and the Lessor has failed within a reasonable time to remedy the same and then in such case the Lessor shall be liable to compensate the Lessee only for actual (but not consequential) loss or damage sustained by the Lessee after such reasonable time has elapsed.

1.5	Exclusion of Lessor’s liability

The Lessor shall not, in any circumstances, incur any liability for any failure or interruption in any of the Services provided by the Lessor or for any inconvenience or injury to person or property arising from such failure or interruption due to mechanical breakdown, failure or malfunction, overhauling, maintenance, repair or replacement, strikes, labour disputes shortages of labour or materials, power outages, inclement weather or any cause or circumstance beyond the control of the Lessor but the Lessor shall use all reasonable endeavours to cause the Service in question to be reinstated with the minimum of delay.

1.6	Covenants relating to Adjoining Property

Nothing contained in or implied by this Lease shall give to the Lessee the benefit of or the right to enforce or to prevent the release or modification of any covenant, agreement or condition entered into by any lessee of the Lessor in respect of the Adjoining Property.

1.7	Representations
1.7.1

The Lessee acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Lessor, except any such statement or representation that is expressly set out in this Lease.

1.7.2

The Lessee agrees and accepts that no statement, measurement quantity or description contained in the newspaper or advertisement published by the Lessor, its servants or representatives or by the Lessor's agents, or given orally or contained in any brochure, letter or hand-out issued by the Lessor, its servants or representatives or by the Lessor's agents in respect of the Demised Premises (whether or not in the course of any representation or negotiations) shall constitute a representation inducing the Lessee to enter into this Lease and that any statement, description, quantity or measurement contained in any such advertisement, brochure or letter given by the Lessor, its servants or representatives or on its behalf by the Lessor's agents are for illustration purposes only and are not to be taken as matters of fact and that any mistake, omission, discrepancy, inaccuracy, misstatement, misdescription or incorrect measurement given orally or in the form of any advertisement, brochure or letter by the Lessor, its servants or representatives or by the Lessor's agents (whether or not in the course of any representation or negotiations leading to the Lease) shall not give rise to any cause of action, claim for compensation against the Lessor, its servants or representatives or the Lessor's agents and it is further agreed that this Lease contains the entire terms and conditions of the agreement between the parties hereto.

1.8	No warranty

Neither the grant of this Lease nor the limiting of the use of the Demised Premises to the Permitted user shall in any way to be taken as a warranty or confirmation that the Permitted User is a user which is permitted by the Planning Acts or under any other statutory or local authority requirements.

1.9	No Waiver

The demand for and the acceptance of rent by the Lessor or its agent shall not constitute and shall not be construed to mean a waiver of any of the covenants on the part of the Lessee herein contained and the penalties attached to the non-performance thereof.

1.10	Effect of waiver

Each of the Lessee's covenants shall remain in full force both at law and in equity notwithstanding that the Lessor shall have waived or released temporarily any such covenant, or waived or released temporarily or permanently, revocably or irrevocably a similar covenant or similar covenants affecting other property belonging to the Lessor.

1.11	Applicable Law
1.11.1	This Lease shall in all respect be governed by and interpreted in accordance with the laws of the Republic of Ireland;
1.11.2

For the benefit of the Lessor the Lessee hereby irrevocably agrees that the Courts of the Republic of Ireland are to have jurisdiction to settle any disputes which may arise out of or in connection with this Lease and that accordingly any suit, action, or proceedings (together in this Clause referred to as "proceedings") arising out of or in connection with this Lease may be brought in such Courts;

1.11.3

The parties hereby irrevocably waive any objection which either of them may have now or hereafter to the taking of any proceedings in any such Court as is referred to in this Clause and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agree that any judgment in any proceedings brought in the

Courts of Ireland shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction.

1.11.4

Nothing contained in this clause shall limit the right of the Lessor to take proceedings against the Lessee in any other Court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not;

1.11.5

The Lessee hereby agrees that the proceedings may be served upon the Lessee by delivery at the Demised Premises or at such other address in Ireland as the Lessee may from time to time notify to the Lessor in writing for this purpose.

1.12	Notices
1.12.1

Any demand or notice required to be made, given to, or served on the Lessee under the Lease shall be duly and validly made, given or served if addressed to the Lessee (and, if there shall in either case be more than one of them, then to any one of them) and delivered personally, or sent by pre-paid registered or recorded delivery mail addressed  (in the case of a company) to its registered office, or (whether a company or individual) to its last known address, or (in the case of a notice to the Lessee) to the Demised Premises and any such demand or notice may be served by the Lessor's servants or agents and be served on the Lessee's servants and agents;

1.12.2

Any demand or notice required to be made, given to, or served on the Lessor under the Lease shall be duly and validly made, given or served if addressed to the Lessor (and, if there shall in either case be more than one of them, then to any one of them) and sent by pre-paid registered or recorded delivery mail addressed (in the case of a company) to its registered office, or (whether a company or individual) to its last known address, and any such demand or notice may be served by the Lessee’s servants or agents and be served on the Lessor’s servants and agents.

1.12.3	Severance

In the event that any covenant or condition herein contained shall be determined to be void or unenforceable in whole or in part for any reason whatsoever such unenforceability or invalidity shall not affect the enforceability or validity of the remaining covenants and conditions or part thereof and such void covenants or conditions shall be deemed to be severable from any other covenants and conditions or parts thereof.  If any covenant or provision herein contained shall be determined to be void or unenforceable in whole or in part by reason of the area, scope, duration type of restriction covered by the said covenant the same shall be given effect in such reduced form as may be decided as reasonable by any Court of competent jurisdiction.

1.12.4	Governing Law

This Deed shall be governed by the laws of Ireland.

1.12.5	Companies Act 2014

IT IS HEREBY CERTIFIED for the purposes of Section 238 of the Companies Act 2014 that the Lessor and the Lessee are not bodies corporate connected with one another in a manner which would require this transaction to be ratified by resolution of either.

SCHEDULE 6

Services and Service Charge

FIRST PART

1.Estate Services

1.1

All works and arrangements as may be required to be undertaken in relation to the Common Parts by any Government department, local authority or other public authority or duly authorised officer thereof or any Court of competent jurisdiction acting under or in pursuance of any enactment or otherwise.

1.2

All reasonable steps deemed desirable or expedient by the Lessor  for complying with, making representations against or otherwise contesting the incidence of the provisions of any legislation or orders or statutory requirements thereunder concerning town planning, public health, roadways, streets, drainage or other matters relating or alleged to relate to the Common Parts for which any lessee is not directly liable.

1.3

The maintenance, upkeep, repairing, renewal, replacement, cleaning, painting, renovation, resurfacing, decoration, ornamentation, protection, servicing and lighting of the Common Parts as may be necessary or deemed desirable by the Lessor  excluding any initial capital expenditure.

1.4	The maintenance, upkeep, repairing, cleaning, renovation, supply and replacement of light fittings in the Common Parts as the Lessor may from time to time reasonably deem fit.

1.5

The maintenance, upkeep, repairing, operation, painting, restocking, renewal and replacement (whether by purchase or lease) of all or any of the following items in relation to the Common Parts or otherwise serving same (save where otherwise stated):

(i)	the Conduits,
(ii)	the Utilities,
(iii)	Plant and machinery serving the Common Parts (whether situate within or outside the Estate),
(iv)	Fixtures and fittings,
(v)	Maintenance and cleaning equipment and materials,
(vi)	Internal telephones (if any), close circuit T.V. (if any) and tannoys (if any) and equipment for control of traffic (if any),
(vii)	Flower beds and external landscaping.

1.6	The provision, repair and renewal of surveillance control (if any).

1.7

Provision for the payment of existing and future rates, taxes, duties, charges and financial impositions as may from time to time be assessed on the Common Parts and any special costs which may be charged by the local Authority in relation thereto.

1.8	The cleaning of the Common Parts.

1.9	The removal (where appropriate) and the disposal of refuse from the Estate.

1.10	The cost of labour, fuel, materials, commodities and incidentals in relation to matters detailed in this Fourth Schedule.

1.11

The provision of public liability insurance in respect of the Common Parts and any special or independent insurance as the Lessor  may reasonably deem fit in respect of machinery and security system (if any) in the Estate and the Conduits and Utilities located in the Common Parts.

1.12

Provision for professional and other fees, costs and charges in the management and operation of the Estate and value added tax thereon (including but without prejudice to the generality of this clause the fees of the auditor in auditing the Service Charge and the fees of the Landlords managing company (if any), surveyors and/or managing agent and value added tax thereon).

1.13	Provision for the costs incurred or to be incurred by the Lessor in enforcing any of the covenants herein.

1.14	At the reasonable option of the Lessor provision for the cost of insuring the machinery of the Common Parts against renewal and replacement.

1.15

Provision for such reasonable expenses of a periodic or recurring nature in relation to the Common Parts as the Lessor shall from time to time reasonably deem fit together with a reasonable provision for forecast expenditure.

1.16	Provision of whatever security the Lessor in its absolute discretion may deem reasonably necessary in connection with the Estate acting at all times in accordance with good estate management.

1.17

Until such time as they are taken in charge by the local authority, the maintenance, upkeep, repair, replacement, renewal, upgrading, monitoring, testing, supervision and management (and any other service item or thing deemed necessary and/or required by the relevant local authority or public authority from time to time and in any  way connected with the foul sewer or any part thereof) of the foul sewer  together with the right to enter into such maintenance and service agreements with any specialists, sub-contractors and others.

1.18

The cost of all maintenance programmes, monitoring programmes and the like required by reason of the statutory requirements from time to time affecting the Estate and in particular, all such required by reason of the Planning Acts and/or any planning permission granted in respect of the Estate.

1.19

Provision of all such further or other services or amenities as the Lessor shall reasonably consider ought properly and reasonably to be provided for or in connection with the Estate or for the comfort and convenience of the tenants and occupiers thereof.

SECOND PART

2.	Service Charge

2.1In this section the following expressions shall have the following meanings:

“Financial Year” means the period from the 1st of January in every year to the 31st of December (both days inclusive) or such other period as the Lessor  may, in its discretion, from time to time reasonably determine;

“Service Charge Certificate” means the certificate signed by the auditor appointed by the Lessor  as soon after the end of the Financial Year as may be practicable and shall relate to such year in manner hereinafter mentioned;

“Service Costs” means the costs and expenses incurred by the Lessor  in providing or procuring the provision of the Services;

2.2

The Service Costs shall be ascertained and certified annually by the auditor appointed by the Lessor  as soon after the end of the Lessor’s financial year as may be practicable and shall relate to such year in manner hereinafter mentioned.

2.3

The Service Charge Certificate shall state the total amount of the Service Costs for the Financial Year to which it relates and the proportion of the Lessee’s liability hereunder and the Service Charge Certificate (or a copy thereof duly certified by the person by whom same is given) shall in relation to matters of fact be conclusive evidence and shall be final and binding on the Lessor  and the Lessee.

2.4

The Lessee expressly acknowledges that the Service Charge Certificate represents the total amount of the Service Costs and the due proportion thereof attributable to the Lessee which shall be conclusive and binding on the Lessee.

2.5

On the Gale Days in every year of the Term hereby granted the Lessee shall pay to the Lessor  in advance such sums by equal quarterly instalments (hereinafter referred to as “the advance payments”) as the Lessor  shall from time to time at the commencement of the Financial year certify as being fair and reasonable and on account of the Service Costs for the said financial year (“Advance Payment Certificate”) and such interim payments shall be included as a credit for the purposes of calculating the balance of the Service Costs as specified in this Schedule and for the purposes of this clause the Advance Payment  Certificate shall be final and binding on the Lessor  and the Lessee.

2.6	The Lessee covenants with Lessor to discharge the Service Charge within 30 days of the date of receipt of the invoice for the Service Charge by the Lessee from the Lessor who shall in default of payment be entitled to recover the Service Charge by way of simple contract debt.

2.7

As soon as practical after the end of each Financial Year the Lessor  shall furnish to the Lessee the Service Charge Certificate in respect of that Financial Year with credit being given to the for advance payments made by the Lessee in respect of the preceding year.  On receipt of the Service Charge Certificate the Lessee shall pay to the Lessor  on demand the balance of the Service Charge payable or the Lessor  shall allow to the Lessee any amount which may have been overpaid by the Lessee by way of advance payment for the subsequent year PROVIDED ALWAYS that the provisions of this sub-clause shall continue to apply notwithstanding the expiration of sooner determination of the Term hereby granted but only in respect of the period to such expiration or sooner determination as aforesaid.

2.8

If any dispute or difference shall arise in respect of this Part Two of this Fourth Schedule, such dispute or difference the Lessor and the Lessee shall in the first instance attempt to resolve it by mutual agreement and failing which it shall be referred to the Landlord’s auditor whose decision shall be final and binding on the parties hereto in relation to matters of fact PROVIDED that if such dispute or difference shall relate to any manifest error or omission on the part of the auditor then the same shall be referred to the decision of an independent auditor to be appointed by either party by mutual agreement or in default to be nominated at the request of either party by the President of the next available ranking officer for the time being of the Institute of Chartered Accountants in Ireland.